Use these links to rapidly review the document
TABLE OF CONTENTS

As Filed With The Securities And Exchange Commission On November 13, 2001.

REGISTRATION NO. 333-72420

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ST. PAUL COMPANIES, INC. ST. PAUL CAPITAL TRUST I	MINNESOTA DELAWARE	41-0518860 41-6494879
(Exact Name of Registrant as Specified in its Charter)	(State or Other Jurisdiction)	(I.R.S. Employer Identification Number)

385 Washington Street
St. Paul, Minnesota 55102
(651) 310-7911
(Address, Including Zip Code, And Telephone Number,
Including Area Code, Of Registrants' Principal Executive Offices)

Bruce A. Backberg
Senior Vice President
The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102
(651) 310-7916
(Name, Address, Including Zip Code, And Telephone Number,
Including Area Code, Of Agent For Service)

With a copy to:
Donald R. Crawshaw
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
(212) 558-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)

Preferred Securities of St. Paul Capital Trust I	23,000,000	$25	$575,000,000	$143,750

Junior Subordinated Debentures of The St. Paul Companies, Inc. (2)(3)	—	—	—	—

Guarantee of The St. Paul Companies, Inc. with respect to the above-referenced Preferred Securities (3)	—	—	—	—

Total	23,000,000	$25	$575,000,000	$143,750

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)
The junior subordinated debentures will be purchased by St. Paul Capital Trust I with the proceeds of the sale of the preferred securities. No separate consideration will be received for such debentures, which may be distributed to the holders of the preferred securities upon the liquidation of St. Paul Capital Trust I.
(3)
This Registration Statement is deemed to cover the preferred securities of St. Paul Capital Trust I, the junior subordinated debentures and the guarantee. It includes the rights of the holders of the preferred securities under the guarantee and certain back-up undertakings, comprised of the obligations of The St. Paul Companies, Inc. under the declaration of trust of St. Paul Capital Trust I and as borrower under the junior subordinated debentures, to provide certain indemnities in respect of, and pay and be responsible for certain costs, expenses, debts and liabilities of, St. Paul Capital Trust I (other than with respect to the preferred securities) and such obligations of The St. Paul Companies, Inc. as set forth in the declaration of trust of St. Paul Capital Trust I and the junior subordinated indenture, in each case as amended from time to time and as further described in the registration statement. The guarantee, when taken together with The St. Paul Companies, Inc.'s obligations under the junior subordinated debentures, the indenture and the declaration of trust, will provide a full and unconditional guarantee on a subordinated basis by The St. Paul Companies, Inc. of payments due on the preferred securities. No separate consideration will be received for the guarantee or such back-up obligations.
(4)
This amount has been previously paid.

EXPLANATORY NOTE

    THE PURPOSE OF THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT IS SOLELY TO ADD ST. PAUL CAPITAL TRUST I AS A REGISTRANT.

PROSPECTUS

20,000,000 Securities
St. Paul Capital Trust I
7.60% Trust Preferred Securities (TRUPS®)

$25 liquidation amount
guaranteed to the extent set forth herein by
The St. Paul Companies, Inc.

    A brief description of the preferred securities can be found under "Summary Information—Q&A" in this prospectus.

    The preferred securities have been approved for listing on the New York Stock Exchange, Inc. under the symbol "SPC PrA". We expect the preferred securities to begin trading on the New York Stock Exchange, Inc. within 30 days after they are first issued.

    You are urged to carefully read the "Risk Factors" section beginning on page 7, where specific risks associated with these preferred securities are described, along with the other information in this prospectus before you make your investment decision.

    Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Preferred Security	Total
Public offering price	$25.00	$500,000,000
Underwriting commissions	(1)	(1)
Proceeds to the St. Paul Capital Trust I	$25.00	$500,000,000

(1)
Underwriting commissions of $0.7875 per preferred security, or $18,112,500.00 for all preferred securities if the overallotment option referred to below is exercised in full, will be paid by The St. Paul Companies, Inc., except that for sales of 10,000 or more preferred securities to a single purchaser, the commission will be $0.50 per preferred security.

    The Trust has granted the underwriters a 15-day option to purchase up to 3,000,000 additional preferred securities at $25 per preferred security, plus accrued distributions from November 13, 2001, to cover over-allotments.

    The "TRUPS®" will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 13, 2001.

    "TRUPS®" is a registered service mark of Salomon Smith Barney Inc.

Salomon Smith Barney
Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
UBS Warburg

November 7, 2001

TABLE OF CONTENTS

PROSPECTUS
Summary Information—Q&A
Risk Factors
The St. Paul Companies, Inc.
St. Paul Capital Trust I
Recent Developments
Ratio of Earnings to Fixed Charges
Selected Consolidated Financial Information
Capitalization
Accounting Treatment
Use of Proceeds
Description of the Preferred Securities
Description of the Junior Subordinated Debentures
Description of the Guarantee
Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee
Our Relationship with The Chase Manhattan Bank
Book-Entry Only Issuance—The Depository Trust Company
Certain Federal Income Tax Consequences
ERISA Considerations
Underwriting
Validity of Securities
Experts
Where You Can Find Additional Information
A Warning About Forward-Looking Information

    You should rely only on the information contained in or incorporated by reference in this prospectus. We and the Trust have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information provided by or incorporated by reference in this prospectus may only be accurate on the date of the document containing the information.

    Unless the context otherwise indicates, the terms "The St. Paul," "we," "us" or "our" means The St. Paul Companies, Inc. and its consolidated subsidiaries.

SUMMARY INFORMATION—Q&A

    The following information supplements, and should be read together with, the information contained in other parts of this prospectus. This summary highlights selected information from this prospectus to help you understand the preferred securities. You should carefully read this prospectus to understand fully the terms of the preferred securities, the related guarantee and junior subordinated debentures, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 7 of this prospectus to determine whether an investment in the preferred securities is appropriate for you.

    For your convenience, we make reference to specific page numbers in this prospectus for more detailed information on some of the terms and concepts used throughout this prospectus.

WHAT ARE THE PREFERRED SECURITIES?

    Each preferred security represents an undivided beneficial interest in the assets of St. Paul Capital Trust I. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus. The underwriters are offering preferred securities at a price of $25 for each preferred security.

WHO IS ST. PAUL CAPITAL TRUST I?

    St. Paul Capital Trust I, or the "Trust," is a statutory business trust created under Delaware law. The Trust's business and affairs are conducted by the institutional trustee and the two individual regular trustees, or "administrative trustees," who are officers of The St. Paul Companies, Inc. The Trust exists for the exclusive purposes of:

  •
  issuing the preferred securities, which represent undivided beneficial ownership interests in the Trust's assets;

  •
  issuing common securities, which represent undivided beneficial ownership interests in the Trust's assets, to us in a total liquidation amount equal to at least 3% of the Trust's total capital;

  •
  using the proceeds from these issuances to buy an equivalent amount of our junior subordinated debentures;

  •
  maintaining the Trust's status as a grantor trust for federal income tax purposes; and

  •
  engaging in only those other activities necessary, advisable or incidental to the above, such as registering the transfer of preferred securities.

    Accordingly, the junior subordinated debentures will be the sole assets of the Trust. The Trust will use the payments it receives on the junior subordinated debentures to make the corresponding payments on the preferred securities. We will, on a subordinated basis, fully and unconditionally guarantee the payment by the Trust of the preferred securities to the extent described in this prospectus. We refer to this as the "guarantee." Both the junior subordinated debentures and the guarantee will be subordinated to our existing and future senior debt, and will be structurally subordinated to existing and future obligations of our subsidiaries. We will own all of the Trust's common securities.

WHO IS THE ST. PAUL COMPANIES, INC.?

    The St. Paul Companies, Inc. and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. We are a management company principally engaged, through our subsidiaries, in providing commercial property-liability insurance and reinsurance products and services worldwide. We also have a presence in the asset management industry through our 78% majority ownership of The John Nuveen Company. As a management company, we oversee the operations of our subsidiaries and provide them with capital and management and administrative services. At September 30, 2001, our total assets were $37.7 billion and our total shareholders' equity was $6.0 billion. In 2000, insurance and reinsurance underwriting accounted for approximately 95% of our consolidated revenues from continuing operations, and asset management operations accounted for approximately 5% of consolidated revenues from continuing operations.

    Our principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and our telephone number is (651) 310-7911.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS?

    If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at an annual rate of 7.60% of the liquidation amount of $25 per preferred security. Distributions will accumulate from the date the Trust issues the preferred securities and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2002, unless they are deferred as described below.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

    We can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods unless an event of default under the junior subordinated debentures has occurred and is continuing (see "Description of the Junior Subordinated Debentures—Option to Extend Interest Payment Date" beginning on page 30). We cannot extend a deferral of interest payments, however, beyond the maturity date of the junior subordinated debentures, which is October 15, 2050.

    If we defer interest payments on the junior subordinated debentures, the Trust will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accrue on the preferred securities at an annual rate of 7.60% of the liquidation amount of $25 per preferred security. Also, the deferred distributions will themselves accrue interest (to the extent permitted by law) at an annual rate of 7.60%, compounded quarterly. Once we make all interest payments on the junior subordinated debentures, with accrued interest, we can again postpone interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

    During any period in which we defer interest payments on the junior subordinated debentures, neither we nor our subsidiaries (other than The John Nuveen Company and its subsidiaries) will be permitted to:

  •
  declare or pay a dividend or make any other payment or distribution on capital stock (other than dividends by our subsidiaries to us);

  •
  redeem, purchase or make a liquidation payment on capital stock;

  •
  make an interest or principal payment on, or repurchase or redeem, any debt securities that rank equal with or junior to the junior subordinated debentures; or

  •
  make any guarantee payment for obligations guaranteed under the capital stock and debt securities described above, other than our guarantee of the preferred securities.

    There are limited exceptions to these restrictions which are described beginning on page 30.

    If we defer the payment of interest on the junior subordinated debentures, the preferred securities will be treated as being reissued with original issue discount for United States federal income tax purposes. This means that, beginning at the time of deferral, you will be required to recognize interest income with respect to distributions even during the period those distributions are deferred and include those amounts in your gross income for United States federal income tax purposes before you receive any cash distributions relating to those interest payments. If you sell your preferred securities prior to the record date for the first distribution after a deferral period, you will not receive the cash related to the accrued interest that you reported for tax purposes. See "Certain Federal Income Tax Consequences" beginning on page 47.

WHEN CAN THE TRUST REDEEM THE PREFERRED SECURITIES?

    The Trust will redeem all of the outstanding preferred securities when the junior subordinated debentures are paid at maturity on October 15, 2050. In addition, if we redeem any junior subordinated debentures before their maturity, the Trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

    We can redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued interest to the date of redemption:

  •
  in whole or in part, on one or more occasions any time on or after November 13, 2006; and

  •
  in whole, but not in part, before November 13, 2006, if specified changes in investment company or tax laws occur (each of which is a "special event," more fully described beginning on page 32), within 90 days after the special event occurs.

WHAT IS THE NATURE OF OUR GUARANTEE OF THE PREFERRED SECURITIES?

    We have irrevocably and unconditionally guaranteed, on a subordinated basis, the payment in full to you of distributions on the preferred securities to the extent the Trust has funds available for payment; and generally, the liquidation amount of the preferred securities or the redemption price of the preferred securities if redeemed due to a special event, to the extent the trust has assets available for distribution to the holders of the preferred securities.

    If we do not make a payment on the junior subordinated debentures, the Trust will not have sufficient funds to make payments on the preferred securities. The guarantee does not cover payments when the Trust does not have sufficient funds to make payments on the preferred securities.

    Our obligations under the guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the guarantee agreement, and will rank on a equal basis with other guarantees that may be issued by us with respect to preferred securities issued by other trusts.

WHEN COULD THE JUNIOR SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

    We have the right to dissolve the Trust at any time. If we decide to exercise our right to dissolve the Trust, the Trust will, after satisfaction of liabilities to creditors of the Trust, redeem the preferred securities and the common securities by distributing the junior subordinated debentures to holders of the preferred securities and the common securities on a pro rata basis.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

    The preferred securities have been approved for listing on the New York Stock Exchange, Inc., under the symbol "SPC PrA." We expect the preferred securities to begin trading on the New York Stock Exchange within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily assure that a liquid trading market will be available for the preferred securities. If the Trust distributes the junior subordinated debentures, we will use our reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange, another exchange, or an automatic quotation system or over-the-counter market.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE JUNIOR SUBORDINATED
DEBENTURES ARE NOT DISTRIBUTED?

    The Trust may also dissolve in circumstances where the junior subordinated debentures will not be distributed. In those situations, the Trust will, after satisfaction of liabilities to creditors of the Trust, pay the liquidation amount of $25 for each preferred security, plus unpaid distributions to the date the payment is made. The Trust will be able to make this distribution of cash only if the junior subordinated debentures are redeemed by us.

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

    The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, "DTC," or its nominee. This means that you will not receive a certificate for your preferred securities. The Trust expects that the preferred securities will be ready for delivery through DTC on or about November 13, 2001.

RISK FACTORS

    Your investment in the preferred securities will involve some risks. You should carefully consider the following discussion of risks and the other information in this prospectus before deciding whether an investment in the preferred securities is suitable for you.

    Because the Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because the Trust may distribute the junior subordinated debentures in exchange for the preferred securities, you are making an investment regarding the junior subordinated debentures as well as the preferred securities. You should carefully review the information in this prospectus about the preferred securities, the guarantee and the junior subordinated debentures.

HOLDERS OF OUR SENIOR DEBT AND ALL CREDITORS OF OUR SUBSIDIARIES WILL BE PAID BEFORE YOU WILL BE PAID UNDER THE JUNIOR SUBORDINATED DEBENTURES OR THE GUARANTEE, AND OUR RESULTS OF OPERATIONS DEPEND UPON THE RESULTS OF OPERATIONS OF OUR SUBSIDIARIES.

    Our obligations to you under the junior subordinated debentures and the guarantee will be junior in right of payment to all of our existing and future senior debt. This means that we cannot make any payments to you on the junior subordinated debentures or the guarantee if we are in default on any of our senior debt. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior debt in full before any payments may be made on the junior subordinated debentures or the guarantee.

    As of September 30, 2001, The St. Paul Companies, Inc. had outstanding debt securities senior to the junior subordinated debentures of approximately $1.9 billion. The indenture pursuant to which the junior subordinated debentures will be issued, the guarantee and the trust agreement which governs the Trust do not limit our ability to incur additional senior debt.

    We are a holding company that conducts substantially all of our operations through our insurance companies and other subsidiaries. As a result, our ability to make payments on the junior subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

    Applicable insurance laws restrict the ability of our insurance subsidiaries to pay dividends or make other payments to us. Under these laws, our insurance subsidiaries are subject to restrictions on their ability to pay us dividends, and regulatory approval may be required for payments in excess of specified amounts based on the subsidiaries' financial condition and results of operations. Our insurance subsidiaries were permitted to pay us up to a maximum of approximately $1.6 billion in dividends in 2001 without prior regulatory approval. Through September 30, 2001, our insurance subsidiaries had paid us approximately $819 million in dividends. During 2000, our insurance subsidiaries were permitted to pay us dividends of $484 million without prior regulatory approval, and we received dividends of $483 million from them during that year.

    In addition, our right to participate in any distribution of assets of any of our subsidiaries upon a subsidiary's liquidation or otherwise, and thus your ability as a holder of the preferred securities to benefit indirectly from that distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of that subsidiary may be recognized. As a result, the junior subordinated debentures and the guarantee will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

IF WE DO NOT MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, THE TRUST WILL NOT BE ABLE TO PAY DISTRIBUTIONS AND OTHER PAYMENTS ON THE PREFERRED SECURITIES AND THE GUARANTEE WILL NOT APPLY.

    The Trust's ability to make timely distribution and redemption payments on the preferred securities is completely dependent upon our making timely payments on the junior subordinated debentures. If we default on the junior subordinated debentures, the Trust will lack funds for the payments on the preferred securities. If this happens, holders of preferred securities will not be able to rely upon the guarantee for payment of those amounts because the guarantee only guarantees that we will make distributions and redemption payments on the preferred securities if the Trust has the funds to do so itself but does not. Instead, you or the institutional trustee may proceed directly against us for payment of any amounts due on the related junior subordinated debentures.

DISTRIBUTIONS ON THE PREFERRED SECURITIES COULD BE DEFERRED; YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH.

    We can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debentures. Because interest payments on the junior subordinated debentures fund the distributions on the preferred securities, each deferral would result in a corresponding deferral of distributions on the preferred securities.

    We do not intend to defer interest payments on the junior subordinated debentures. However, if we do so in the future, the preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Even if we do not do so, our right to defer interest payments on the junior subordinated debentures could mean that the market price for the preferred securities may be more volatile than that of other securities without interest deferral rights.

    If we defer the payment of interest on the junior subordinated debentures, the junior subordinated debentures will be treated as being reissued at that time with original issue discount for United States federal income tax purposes. This means that, beginning at the time of deferral, for United States federal income tax purposes you will be required to accrue interest income with respect to the junior subordinated debentures each year on an economic accrual (constant yield) basis, including during an extension period, and to include those amounts in your gross income whether or not you receive any cash distributions relating to those interest payments. If you sell your preferred securities prior to the record date for the first distribution after an extension period, you will not receive from the Trust the cash related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the preferred securities.

    For more information regarding the tax consequences of purchasing the preferred securities, see under "Certain Federal Income Tax Consequences—Interest Income and Original Issue Discount" and "—Sale or Redemption of the Preferred Securities."

THE PREFERRED SECURITIES MAY BE REDEEMED PRIOR TO MATURITY; YOU MAY BE TAXED ON THE PROCEEDS AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR A HIGHER RATE OF RETURN.

    The junior subordinated debentures, and therefore the preferred securities, may be redeemed in whole or in part on one or more occasions at any time on or after November 13, 2006, or in whole but not in part upon the occurrence of a tax event or investment company event. The redemption price for the junior subordinated debentures would be equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon. Upon redemption, the Trust must use the redemption price it receives to redeem on a proportionate basis preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

    The redemption of the preferred securities would be a taxable event to you for United States federal income tax purposes. See "Certain Federal Income Tax Consequences—Sale or Redemption of the Preferred Securities."

    In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the preferred securities.

AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP.

    The preferred securities have been approved for listing on the New York Stock Exchange. We expect trading of the preferred securities on the New York Stock Exchange to begin within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that an active trading market will be available for the preferred securities or that you will be able to sell your preferred securities at the price you originally paid for them.

    The trading price of the preferred securities could widely fluctuate in response to variations in our operating results, the direction of the economy, especially as it has been affected by recent developments, including the September 11 terrorist attacks and the global war on terrorism, changes in interest rates and the performance of financial markets, and other events or factors.

WE GENERALLY WILL CONTROL THE TRUST BECAUSE YOUR VOTING RIGHTS ARE VERY LIMITED.

    You will only have limited voting rights. In particular, you may not elect and remove any trustees, except when there is a default under the junior subordinated debentures. If a default under the junior subordinated debentures occurs, a majority of the holders in liquidation amount of the preferred securities would be entitled to remove or appoint the institutional trustee and the Delaware trustee.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES MAY BE TAXABLE AND MAY DEPRESS TRADING PRICES TO A PRICE BELOW THE PRICE THAT YOU PAID FOR THE PREFERRED SECURITIES.

    We have the right to dissolve the Trust at any time. If we dissolve the Trust, the Trust will be liquidated by distribution of the junior subordinated debentures to holders of the preferred securities and the common securities after satisfaction of liabilities to creditors of the Trust. If the Trust distributes the junior subordinated debentures, we will use our best efforts to list the junior subordinated debentures on the New York Stock Exchange, another exchange, or an automatic quotation system or over-the-counter market.

    Under current federal income tax laws, that distribution would not be taxable to you unless the Trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved. In addition, if there is a change in law, a distribution of junior subordinated debentures to you on the dissolution of the Trust could also be a taxable event.

    Your investment in the preferred securities may decrease in value if the junior subordinated debentures are distributed to you upon a liquidation of the Trust. We cannot predict the liquidity of the market price or market prices, if any, for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

WE MAY NOT BE ABLE TO DEDUCT THE PAYMENTS WE MAKE ON THE JUNIOR SUBORDINATED DEBENTURES FOR FEDERAL INCOME TAX PURPOSES, WHICH COULD SIGNIFICANTLY INCREASE OUR INCOME TAX LIABILITY AND COULD IMPAIR OUR ABILITY TO MAKE PAYMENTS ON THE PREFERRED SECURITIES.

    Our ability to deduct interest paid on the junior subordinated debentures will depend on whether the junior subordinated debentures are characterized as debt instruments for United States federal income tax purposes, taking all the relevant facts and circumstances into account. Our counsel has rendered an opinion to us that the junior subordinated debentures are debt instruments for United States federal income tax purposes. Accordingly, we intend to deduct interest on the junior subordinated debentures for United States federal income tax purposes. However, a legal opinion is not binding on the tax authorities or the courts. If the tax authorities or the courts determine that we are not able to deduct interest on the junior subordinated debentures, we would have significant additional income tax liability. This tax liability may have a material adverse effect on our results of operations, financial condition and ability to make payments on the junior subordinated debentures and, consequently, the Trust's ability to make payments on the preferred securities. Also, if a tax event were to occur we would have the right to redeem the junior subordinated debentures in whole prior to November 13, 2006, which would require the Trust to redeem the corresponding amount of the preferred securities.

THE ST. PAUL COMPANIES, INC.

    The St. Paul Companies, Inc. and its subsidiaries constitute one of the oldest insurance organizations in the United States, dating back to 1853. We are a management company principally engaged, through our subsidiaries, in providing commercial property-liability insurance and reinsurance products and services worldwide. We also have a presence in the asset management industry through our 78% majority ownership of The John Nuveen Company. As a management company, we oversee the operations of our subsidiaries and provide them with capital and management and administrative services. At September 30, 2001, our total assets were $37.7 billion and our total shareholders' equity was $6.0 billion. In 2000, insurance and reinsurance underwriting accounted for approximately 95% of our consolidated revenues from continuing operations, and asset management operations accounted for approximately 5% of consolidated revenues from continuing operations.

    Our principal and registered executive offices are located at 385 Washington Street, St. Paul, Minnesota 55102, and our telephone number is (651) 310-7911.

ST. PAUL CAPITAL TRUST I

    The Trust is a statutory business trust created under Delaware law. The Trust exists for the exclusive purposes of:

  •
  issuing the preferred securities, which represent undivided beneficial ownership interests in the Trust's assets;

  •
  issuing the common securities, which represent undivided beneficial ownership interests in the Trust's assets, to us in a total liquidation amount equal to at least 3% of the Trust's total capital;

  •
  using the proceeds from the issuances to buy our junior subordinated debentures;

  •
  maintaining the Trust's status as a grantor trust for federal income tax purposes; and

  •
  engaging in only those other activities necessary, advisable or incidental to these purposes, such as registering the transfer of preferred securities.

    The junior subordinated debentures will be the sole assets of the Trust, and, accordingly, payments under the junior subordinated debentures will be the sole revenues of the Trust. We will acquire and own all of the common securities of the Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The common securities will rank on a parity with, and payments will be made on the common securities pro rata with, the preferred securities, except that upon an event of default under the amended and restated declaration of trust resulting from an event of default under the debentures, our rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the preferred securities.

    The Trust has a term of 50 years, but may dissolve earlier as provided in the declaration. The Trust's business and affairs are conducted by the trustees. The trustees for the Trust will be The Chase Manhattan Bank, as the institutional trustee, Chase Manhattan Bank USA, National Association, as the Delaware trustee, and two administrative trustees who are officers of The St. Paul Companies, Inc. The Chase Manhattan Bank, as institutional trustee, will act as sole indenture trustee under the declaration. The Chase Manhattan Bank will also act as guarantee trustee under the guarantee and as indenture trustee under the indenture. The holder of the common securities of the Trust will be entitled generally to appoint, remove or replace the institutional trustee and/or the Delaware trustee. In the event of a default of the declaration, the holders of a majority in liquidation amount of the preferred securities may appoint, remove or replace the institutional trustee and/or the Delaware trustee, instead. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in the holder of the common securities.

    The duties and obligations of each trustee are governed by the declaration of trust. As issuer of the junior subordinated debentures and sponsor of the Trust, we will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on, the preferred securities) related to the Trust and the offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is c/o The St. Paul Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102 and its telephone number is (651) 310-7911.

RECENT DEVELOPMENTS

RESULTS OF OPERATIONS

    The following table summarizes our results for the third quarter and first nine months of 2001 and 2000.

	Three Months Ended September 30		Nine Months Ended September 30
	2001	2000	2001	2000
	(In millions)
Pretax income (loss):
Property-liability insurance:
GAAP underwriting result	$(1,071)	$(47)	$(1,271)	$(214)
Net investment income	285	312	910	943
Realized investment gains (losses)	(77)	104	(20)	542
Other	(7)	(24)	(52)	(88)

Total property-liability insurance	(870)	345	(433)	1,183
Asset management	36	33	105	100
Parent and other	(43)	(62)	(118)	(146)

Pretax income (loss) from continuing operations	(877)	316	(446)	1,137
Income tax expense (benefit)	(282)	97	(156)	352

Income (loss) from continuing operations	(595)	219	(290)	785
Discontinued operations, net of taxes	(64)	12	(62)	15

Net income (loss)	$(659)	$231	$(352)	$800

    Our pretax loss from continuing operations of $877 million in the third quarter of 2001 was driven by significant losses incurred in our property-liability insurance operations as a result of the terrorist attack in the United States on September 11, 2001. Our currently estimated net pretax loss from that event is $866 million, which was recorded in our results for the three months ended September 30, 2001. On an after-tax basis, including the write-off of $43 million in foreign tax credits, estimated losses from the terrorist attack total $606 million, or $2.90 per share.

    Our estimated gross pretax losses and loss adjustment expenses incurred as a result of the terrorist attack totaled $2.16 billion. The estimated net pretax loss of $866 million includes an estimated benefit of $1.2 billion from cessions made under various reinsurance agreements, a $40 million provision for uncollectible reinsurance, a net $44 million benefit from additional and reinstated insurance and reinsurance premiums, and a $90 million reduction in contingent commission expenses in our reinsurance segment. The estimated net pretax loss of $866 million represented an increase over our previously announced estimate of $700 million, related primarily to our intention, which we announced on October 23, 2001, to not cede losses from the September 11 terrorist attack to our corporate aggregate stop-loss reinsurance program. Our estimated losses are based on a variety of actuarial techniques, coverage interpretation and claims estimation methodologies, and include an estimate of losses incurred but not reported, as well as estimated costs related to the settlement of claims.

    Our estimate of losses is based on our belief that property-liability insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry. Our estimate of industry losses is subject to significant uncertainties and may change over time as additional information becomes available. A material increase in our estimate of industry losses would likely cause us to make a corresponding material increase to our provision for losses related to the attack.

    As a result of the September 11 terrorist attack, certain of the major independent rating organizations revised the financial ratings of a number of companies in the insurance and airlines industries. Our financial ratings were revised as follows: Standard & Poor's Ratings Group placed us on CreditWatch negative; Moody's Investor Services, Inc. announced that our ratings were under review for a possible downgrade; and A. M. Best announced that our ratings were under review with developing implications.

EXECUTIVE MANAGEMENT AND EXPECTED STRATEGIC INITIATIVES

    On October 11, 2001, our Board of Directors appointed Jay S. Fishman as Chairman, President and Chief Executive Officer of The St. Paul Companies, Inc. Mr. Fishman has initiated a comprehensive strategic and financial review of all of our business segments and our use of corporate aggregate excess-of-loss reinsurance treaties. It is likely that the review will result in our announcement of significant strategic initiatives by mid-December of this year, including potential strategic initiatives affecting our global health care, international and reinsurance segments. These segments, which accounted for 35% of our consolidated revenues in the first nine months of 2001 and 28% of our consolidated revenues in 2000, have produced losses and/or have increased the volatility of our earnings profile in recent times. The strategic initiatives are likely to result in material restructuring or related charges in the fourth quarter of 2001, but are expected to result in an emphasis on businesses that have the potential to more consistently produce acceptable returns.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of consolidated earnings to fixed charges for the years and the periods indicated:

		Year Ended December 31,
	Nine Months Ended September 30, 2001(1)	2000	1999	1998	1997	1996
Ratio of earnings to fixed charges	—	9.03	6.43	1.65	10.06	10.59
Ratio of earnings to combined fixed charges and preferred stock dividends	—	8.32	5.88	1.52	8.88	8.31

    Earnings consist of income from continuing operations before income taxes plus fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

(1)
The loss in the nine months ended September 30, 2001 was inadequate to cover fixed charges by $446 million and combined fixed charges and preferred stock dividends by $456 million.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following tables set forth our selected consolidated financial information for the five years ended December 31, 2000, and for the nine-month periods ended September 30, 2001 and September 30, 2000. For additional financial information, you should refer to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 28, 2001 with the SEC, which is incorporated by reference into this prospectus. See "Where You Can Find Additional Information" on page 59.

SELECTED FINANCIAL INFORMATION

	Nine Months Ended September 30		Year Ended December 31
	2001	2000	2000	1999	1998		1997	1996
	(in millions, except combined ratio data)
CONSOLIDATED
Income Statement Data
Revenues from continuing operations	$6,555	$5,972	$7,987	$7,150	$7,315		$7,904	$7,536
Net income (loss)	(352)	800	993	834	89	(1)	929	733
Balance Sheet Data
Total assets	$37,650	$35,951	$35,502	$33,379	$33,212		$32,735	$30,917
Debt	2,145	1,636	1,647	1,466	1,260		1,304	1,171
Capital securities	318	337	337	425	503		503	307
Common shareholders' equity	5,951	6,997	7,178	6,448	6,621		6,591	5,631
PROPERTY-LIABILITY INSURANCE
Statutory combined ratio	123.9	104.5	104.8	107.9	117.4		103.3	100.8

(1)
We recorded a pre-tax merger-related charge to earnings of $292 million in 1998, primarily for severance and facilities exit costs; we also recorded a $250 million pre-tax provision to increase USF&G Corporation's loss and loss adjustment expense reserves subsequent to the merger. See notes 15 and 8 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 28, 2001 with the SEC.

CAPITALIZATION

    The following table sets forth our consolidated capitalization at September 30, 2001:

  •
  on an actual basis; and

  •
  as adjusted to give effect to the receipt and application by us of the approximately $484 million net proceeds we expect to receive from the sale of the preferred securities in this offering, before any exercise of the underwriters' over-allotment option, in the manner described in "Use of Proceeds" on page 16.

	As of September 30, 2001
	Actual	As Adjusted
	(in millions)
Debt obligations	$2,113	$1,629
Company-obligated mandatorily redeemable preferred securities of subsidiaries	318	818
Preferred shareholders' equity	59	59
Common shareholders' equity:
Common stock	2,170	2,170
Retained earnings	3,285	3,285
Unrealized appreciation of investments	565	565
Unrealized loss on foreign currency translations	(69)	(69)

Total common shareholders' equity	$5,951	$5,951

Total capitalization	$8,441	$8,457

ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust will be treated as our wholly-owned subsidiary, and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The preferred securities will be combined with our current company-obligated mandatorily redeemable preferred securities of our other subsidiaries, which is a separate line item in our consolidated balance sheet and appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the preferred securities as interest expense, consistent with the balance sheet classification, in the consolidated statement of income of The St. Paul Companies, Inc.

    Future reports we file under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, will include a footnote to the consolidated financial statements stating that the Trust is wholly-owned and that the sole assets of the Trust are the junior subordinated debentures (specifying the principal amount, interest rate and maturity date of the junior subordinated debentures).

USE OF PROCEEDS

    The Trust will issue the preferred securities and common securities and will use the proceeds from these issuances to buy all of our junior subordinated debentures. We intend to use the net proceeds of the offering principally for repayment of outstanding commercial paper. As of October 26, 2001 we had $583 million of commercial paper outstanding, bearing interest at a weighted average rate of interest of 2.736%. The commercial paper was issued for general corporate purposes, principally financing repurchases of our common stock and the repayment in June 2001 of $150 million of our 8.375% senior notes.

DESCRIPTION OF THE PREFERRED SECURITIES

    We have summarized below the material terms of the preferred securities. This summary is not a complete description of all of the terms and provisions of the preferred securities. For more information, we refer you to the form of the amended and restated declaration of trust, which we filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

    The preferred securities will represent undivided beneficial ownership interests in the assets of the Trust.

    The preferred securities will be limited to $575,000,000 aggregate liquidation amount at any one time outstanding. The preferred securities will rank equally with the common securities, except as described under "—Subordination of Common Securities." The institutional trustee will have legal title to the junior subordinated debentures and will hold them in trust for the benefit of you and the other holders of the preferred securities. Our guarantee for the benefit of the holders of the preferred securities is a guarantee on a subordinated basis with respect to the preferred securities but it does not guarantee payment of distributions or amounts payable on redemption of the preferred securities or liquidation of the Trust when the Trust does not have funds available for such payments.

DISTRIBUTIONS

    Distributions on the preferred securities will be cumulative, and will accumulate from the date that the preferred securities are first issued. Distributions will be payable at the annual rate of 7.60% of the liquidation amount, payable quarterly in arrears on the payment dates, which are January 15, April 15, July 15 and October 15 of each year, commencing January 15, 2002 to the holders of the preferred securities as they appear on the books and records of the Trust at the close of business on the relevant record dates. As long as the preferred securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment date. The record dates and payment dates for the preferred securities are the same as the record dates and payment dates for the junior subordinated debentures. Distributions payable on any preferred securities that are not paid on the scheduled payment date will cease to be payable to the person in whose name such preferred securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such preferred securities are registered on the first record date after the end of the deferral period. The amount of distributions payable for any distribution period will be based on a 360-day year of twelve 30-day months and, for any period shorter than a full monthly interest period, the actual number of days elapsed in such month.

    Distributions not paid when due will accumulate additional distributions at the annual rate of 7.60% on the amount of unpaid distributions, compounded quarterly (to the extent permitted by applicable law).

    If any payment date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day without any additional payments for the delay. A business day means any day other than a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

    The Trust's revenue available for distribution to holders of the preferred securities will be limited to our payments to the Trust under our junior subordinated debentures. If we do not make interest payments on the junior subordinated debentures, the institutional trustee will not have funds available to pay distributions on the preferred securities. Our guarantee only covers the payment of distributions if and to the extent that the Trust has funds available to pay the distributions.

DEFERRAL OF DISTRIBUTIONS

    As long as no debenture event of default exists, we have the right under the indenture to defer the payment of interest on the junior subordinated debentures. We may exercise this right at any time or from time to time before the end of any deferral period, for no more than 20 consecutive quarterly periods. No deferral period will extend beyond October 15, 2050, the stated maturity date of the junior subordinated debentures. If we defer payments, the Trust will defer quarterly distributions on the preferred securities during the deferral period subject to the above requirements. During any deferral period, distributions will continue to accumulate on the preferred securities and on any accumulated and unpaid distributions, compounded quarterly at the annual rate of 7.60%, to the extent permitted by law, from the relevant distribution date. The term distributions includes any accumulated additional distributions.

    At the end of any deferral period and upon the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period. No interest will be due and payable during a deferral period until the deferral period ends. We must give the Trust, as holder of the junior subordinated debentures, and the institutional trustee notice of our election to defer interest payments or to extend a deferral period:

  •
  at least five Business Days prior to the date the distributions on the preferred securities would have been payable; and

  •
  if the preferred securities are listed on the New York Stock Exchange, no later than the last date on which the Trust would be required to give notice to the New York Stock Exchange of the record date or payment date of such distributions.

    There is no limitation on the number of times that we may elect to begin a deferral period.

    During any deferral period, we may not and we may not permit any subsidiary (other than The John Nuveen Company) to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, or make any guarantee payment with respect to those payments; or

  •
  make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem any debt securities that rank equal or junior to the junior subordinated debentures.

    Notwithstanding the foregoing, during a deferral period the following is permitted:

  •
  repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plans or other similar arrangement with or for the benefit of our employees, directors, officers or consultants;

  •
  the repurchase, redemption or other acquisition of shares of any class of our capital stock as a result of an exchange or conversion of any class of our capital stock for any other class or series of our capital stock;

  •
  the purchase of fractional interests in share of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  a distribution of rights under any shareholders' rights plan that we adopt.

    Prior to the termination of a deferral period, we may further extend that deferral period. However, the deferral period, together with all previous and further extensions of that deferral period, may not exceed 20 consecutive quarterly interest periods and may not extend beyond the maturity of the junior subordinated debentures. Upon the termination of any deferral period, and the payment of all amounts then due, we may commence a new deferral period, subject to these restrictions. Consequently, there could be numerous deferral periods of varying lengths throughout the term of the junior subordinated debentures. No distributions will be due and payable during a deferral period until the deferral period ends.

    The administrative trustees shall give the holders of the preferred securities notice of any deferral period or extension thereof upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to the holders of record of the preferred securities as they appear on the books and records of the Trust on the first record date following the termination of the deferral period.

    We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures.

REDEMPTION

    We will have the right to redeem the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued interest to the date of redemption:

  •
  in whole or in part, on or after November 13, 2006; and

  •
  in whole, but not in part, prior to November 13, 2006 if there are specified changes in investment company or tax laws that would adversely affect the status of the Trust, the preferred securities or the junior subordinated debentures (each of which is a special event and is described more fully below).

    Upon repayment at maturity on October 15, 2050, redemption, in whole or in part after November 13, 2006, or redemption in whole, but not in part, prior to November 13, 2006 of the junior subordinated debentures (other than following the distribution of the junior subordinated debentures to you as a holder of the preferred securities and us, as the holder of the common securities), the institutional trustee will apply the proceeds from the repayment or redemption of the junior subordinated debentures to redeem preferred securities and common securities having an aggregate liquidation amount equal to the principal amount of the junior subordinated debentures paid to the Trust. The redemption price for any preferred security or common security will be equal to the $25 liquidation amount of such security plus accumulated and unpaid distributions to the redemption date. The Trust will give notice of any redemption of preferred securities between 30 to 60 days prior to the redemption date.

    If we redeem less than all of the junior subordinated debentures on the stated maturity date or a redemption date, then the institutional trustee will allocate the proceeds of the redemption on a pro rata basis among the preferred securities and the common securities unless an event of default has occurred under the junior subordinated debentures, in which case no proceeds will be allocated to the common securities until the preferred securities are paid in full.

SPECIAL EVENT REDEMPTION

    A "special event" is defined as either a "tax event" or an "investment company event."

    A "tax event" means that the administrative trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of:

  •
  any amendment to, or change, including any announced prospective change, in, the laws or regulations of the United States or any political subdivision or taxing authority thereof or therein, or

  •
  any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, there is more than an insubstantial risk that:

  •
  the Trust is or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures,

  •
  interest payable to the Trust on the junior subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by us for United States federal income tax purposes, or

  •
  the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or governmental charges.

    An "investment company event" means that the administrative trustees shall have received an opinion of a nationally recognized independent counsel experienced in practicing under the Investment Company Act of 1940, as amended, to the effect that, as a result of:

  •
  any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

  •
  any official administrative pronouncement or judicial decision interpreting or applying such law or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, the Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended.

    If at any time there exists a special event, we will have the right, upon not less than 30 nor more than 60 days' notice, to redeem the junior subordinated debentures, in whole but not in part, for cash within 90 days following the occurrence of the special event. Following that redemption, the Trust will redeem preferred and common securities with an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures at the redemption price on a proportionate basis.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of the outstanding preferred securities unless all accrued and unpaid distributions have been paid on all preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    Whenever we redeem or repay the junior subordinated debentures, the Trust will redeem preferred securities at the redemption price with the proceeds that it receives from our redemption or repayment of the junior subordinated debentures. Any redemption of preferred securities will be made and the redemption price will be payable on the redemption date only to the extent that the Trust has funds available to pay the redemption price.

    If the Trust gives a notice of redemption for the preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, with respect to:

  •
  the preferred securities held by DTC or its nominees, the institutional trustee will deposit, or cause the paying agent to deposit, irrevocably with DTC funds sufficient to pay the redemption price; and

  •
  the preferred securities held in certificated form, if any, the institutional trustee will irrevocably deposit with the paying agent funds sufficient to pay the redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities.

    The paying agent will initially be the institutional trustee and any co-paying agent chosen by the institutional trustee and acceptable to the administrative trustees and us.

    Notwithstanding the foregoing, distributions payable on or before the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates. If the Trust gives a notice of redemption and funds are deposited as required, then immediately prior to the close of business on the redemption date, distributions will cease to accrue on the preferred securities called for redemption, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price, without interest, and the preferred securities called to be redeemed will cease to be outstanding.

    Any notice of redemption will be irrevocable. If any redemption date for the preferred securities is not a business day, then the redemption price, without interest or any other payment in respect of the delay, will be paid on the next business day.

    If payment of the redemption price is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee:

  •
  distributions on the preferred securities will continue to accumulate from the redemption date originally established by the Trust to the date such redemption price is actually paid; and

  •
  the actual payment date will be the redemption date for purposes of calculating the redemption price.

    Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of preferred securities at its registered address in the records of the Trust. Unless we default in payment of the redemption price on, or in the repayment of, the junior subordinated debentures, on and after the redemption date, distributions will cease to accrue on the preferred securities called for redemption.

    Subject to applicable law, including, without limitation, federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding preferred securities in the open market or by private agreement.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    We will have the right at any time to dissolve the Trust and, after satisfying the liabilities owed to the Trust's creditors, we will have the right to distribute the junior subordinated debentures to the holders of the preferred securities and to us as holder of the common securities. If the junior subordinated debentures are distributed to the holders of the preferred securities, we will use our reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange, another exchange or an automatic quotation system or over-the-counter market.

    The Trust will automatically dissolve if:

  •
  the Trust redeems all of the preferred securities and common securities and pays the holders thereof all amounts due on the securities in accordance with their terms;

  •
  we, as sponsor, elect to dissolve the Trust (which is wholly within our discretion, as sponsor), provided that such dissolution is in accordance with the terms of the preferred securities and the common securities and we distribute junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities and the common securities to holders of such securities;

  •
  the Trust's term expires;

  •
  we are, or any successor holder of the common securities is, bankrupt or dissolved or our charter is revoked; or

  •
  a court of competent jurisdiction enters an order for the dissolution of the Trust.

    If the Trust is dissolved for any of the above reasons, except for a redemption of all preferred securities and the common securities, the administrative trustees will liquidate the Trust as quickly as they determine to be possible by distributing to holders of the preferred securities and the common securities, after satisfying the liabilities owed to the Trust's creditors, junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities and the common securities, unless the institutional trustee determines that this distribution is not practicable. If the institutional trustee determines that this distribution is not practicable, the holders of the preferred securities will be entitled to receive an amount equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions on the preferred securities to the date of payment out of the assets of the Trust available for distribution to holders, after satisfying the liabilities owed to the Trust's creditors as provided by applicable law. If such a distribution can be paid only in part because the Trust has insufficient assets available to pay the full amount of that distribution, then the amounts payable shall be paid pro rata on the preferred securities and the common securities, except that if an event of default exists under the indenture, the preferred securities will have a priority over the common securities.

    After the liquidation date is fixed for any distribution of junior subordinated debentures to holders of the preferred securities:

  •
  the preferred securities will no longer be deemed to be outstanding;

  •
  DTC or its nominee will receive in respect of each registered global certificate representing preferred securities a registered global certificate representing the junior subordinated debentures to be delivered upon this distribution; and

  •
  certificates representing preferred securities not held by DTC or its nominee, if any, will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of those preferred securities, bearing an interest rate identical to the distribution rate of the preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on those preferred securities until such certificates are presented to the administrative trustees or their agent for cancellation, in which case we will issue to those holders, and the indenture trustee will authenticate, a certificate representing the junior subordinated debentures.

    We cannot assure you of the market prices for the preferred securities or the junior subordinated debentures that may be distributed to you in exchange for the preferred securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the preferred securities that you purchase, or the junior subordinated debentures that you may receive upon a dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

    If we elect not to redeem the junior subordinated debentures prior to maturity and either elect not to or we are unable to liquidate the Trust and distribute the junior subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures on October 15, 2050.

EVENTS OF DEFAULT; NOTICE

    An event of default under the junior subordinated debentures constitutes an event of default under the declaration, or a "declaration event of default." The holder of common securities will be deemed to have waived any event of default under the declaration regarding the common securities until all declarations events of default regarding the preferred securities have been cured, waived or otherwise eliminated. Until a declaration event of default regarding the preferred securities has been cured, waived or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the institutional trustee under the declaration and, therefore, the indenture.

    The declaration provides that within ninety (90) days after the institutional trustee has actual knowledge that any event of default has occurred, the institutional trustee will give notice of the event of default to the holders of the preferred securities, unless the event of default has been cured or waived.

    Generally, if the institutional trustee fails to enforce its rights under the junior subordinated debentures, you may, to the fullest extent permitted by law, directly institute a legal proceeding against us to enforce the institutional trustee's rights under the junior subordinated debentures without first instituting any legal proceeding against the institutional trustee or any other person or entity. If an event of default under the junior subordinated debentures exists that is attributable to our failure to pay the principal or interest (including compounded interest and additional sums, if any) on the junior subordinated debentures on the due date, a holder of preferred securities may institute a direct action against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's preferred securities without:

  •
  directing the institutional trustee to enforce the terms of the junior subordinated debentures, or

  •
  instituting a legal proceeding against us to enforce the institutional trustee's rights under the junior subordinated debentures.

    We refer to this as a "direct action." In connection with a direct action, we will be subrogated to your rights as a holder of preferred securities under the declaration to the extent of any payment made by us to you in the direct action. Consequently, we will be entitled to payment of amounts that you receive in respect of an unpaid distribution that resulted in the bringing of direct action to the extent that you receive or have already received full payment regarding the unpaid distribution from the Trust. You will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

    Upon the occurrence of an indenture event of default, the institutional trustee as the sole holder of the junior subordinated debentures will have the right under the indenture to declare the principal and interest on the junior subordinated debentures to be immediately due and payable.

    If an event of default exists under the junior subordinated debentures, the preferred securities will have a preference over the common securities. An event of default does not entitle the holders of preferred securities to require the redemption of the preferred securities.

    We, as sponsor, and the administrative trustees are required to file annually with the institutional trustee a certificate as to whether we and the administrative trustees have complied with the applicable conditions and covenants of the declaration.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

    Except under limited circumstances as described in this prospectus and as otherwise required by law and the declaration, the holders of the preferred securities will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the declaration, including the right to direct the institutional trustee, as holder of the junior subordinated debentures to:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the indenture trustee with respect to the junior subordinated debentures;

  •
  waive certain past defaults under the indenture;

  •
  exercise any right to rescind or annul a declaration accelerating the maturity of the principal of the junior subordinated debentures; or

  •
  consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required.

    However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the junior subordinated debentures affected by the consent or act, only the holders of at least that super majority in aggregate liquidation amount of the preferred securities may direct the institutional trustee to give the consent or take such action. If the institutional trustee fails to enforce its rights under the junior subordinated debentures, other than by reason of the failure to obtain the opinion set forth in the last sentence of this paragraph, you may, to the fullest extent permitted by law, directly institute a legal proceeding against us to enforce the institutional trustee's rights under the junior subordinated debentures without first instituting any legal proceeding against the institutional trustee or any other person or entity. The institutional trustee will notify all holders of the preferred securities of any notice of default received from the subordinated indenture trustee regarding the junior subordinated debentures. That notice will state that the indenture event of default also constitutes a declaration event of default. Except for directing the time, method and place of conducting a proceeding for a remedy available to the institutional trustee, the institutional trustee, as holder of the junior subordinated debentures, will not take any of the actions described above unless the institutional trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

    In the event the consent of the institutional trustee, as the holder of the junior subordinated debentures, is required under the indenture for any amendment, modification or termination of the indenture, the institutional trustee will request the written direction of the holders of the trust securities regarding that amendment, modification or termination and will vote on that amendment, modification or termination as directed by a majority in liquidation amount of the trust securities voting together as a single class. However, where any amendment, modification or termination under the subordinated indenture would require the consent of a super majority, the institutional trustee may only give that consent at the direction of the holders of at least the proportion in aggregate liquidation amount of the trust securities which the relevant super majority represents of the aggregate principal amount of the junior subordinated debentures outstanding. The institutional trustee will be under no obligation to take any such action in accordance with the directions of the holders of the trust securities unless the institutional trustee has obtained an opinion of a tax counsel experienced in such matters to the effect that for United States federal income tax purposes the Trust will not be classified as other than a grantor trust.

    A waiver of an indenture event of default by the institutional trustee at the direction of the holders of the preferred securities will constitute a waiver of the corresponding declaration event of default.

    Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for that purpose, at a meeting of the holders of trust securities or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of preferred securities. Each such notice will include a statement setting forth the following information:

  •
  the date of the meeting or date by which the action is to be taken,

  •
  a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of such matter upon which written consent is sought, and

  •
  instructions for the delivery of proxies or consents.

    No vote or consent of the holders of preferred securities will be required for the Trust to redeem and cancel preferred securities or distribute junior subordinated debentures as provided in the declaration.

    Neither we nor any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us will be entitled to vote or consent any preferred securities held by them. For purposes of any vote or consent, those securities will be treated as if they were not outstanding.

    The procedures by which holders of preferred securities may exercise their voting rights are described below. See "Book-Entry Only Issuance—The Depository Trust Company."

    Except in specified circumstances as set forth in the declaration, you will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the indirect holder of all the common securities.

    We, together with the institutional trustee and the administrative trustees, may amend the declaration from time to time, without the consent of the holders of the preferred securities, to:

  •
  cure any ambiguity or correct or supplement any provisions in the declaration that may be inconsistent with any other provision; or

  •
  add to the covenants, restrictions or obligations of the sponsor; or

  •
  modify, eliminate or add to any provisions of the declaration as is necessary to ensure that at all times that any preferred securities are outstanding, the Trust will be classified as a grantor trust for federal income tax purposes, or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that the amendment would not adversely affect in any material respect the interests of the holders of the preferred securities.

    We, together with the trustees, may amend the declaration:

  •
  with the consent of holders of a majority in liquidation amount of the outstanding preferred securities; and

  •
  upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as being a grantor trust for federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act;

provided, that, without the consent of each holder of preferred securities and common securities, no amendment may change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities and common securities as of a specified date, change any of the redemption provisions, or restrict the right of a holder of preferred securities and common securities to sue for the enforcement of any payment on or after the specified date.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, the redemption price of, and the liquidation distribution for, the preferred securities and the common securities, as applicable, will generally be made on a pro rata basis. However, if an event of default under the junior subordinated debentures exists with respect to any payment, then no payment of any distribution on, or redemption price of, or liquidation distribution for, any of the common securities will be made unless payment in full of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before the distribution, redemption or liquidation date, or payment of the redemption price or liquidation distribution, is made in full. All funds available to the institutional trustee will first be applied to the payment of obligations then due and payable on the preferred securities.

    In the case of any event of default under the declaration, we, as holder of all of the common securities, will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured or waived. Until any event of default has been cured or waived, the institutional trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the institutional trustee to act on their behalf.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets to any corporation or other entity, except as described below. The Trust may, at our request, as sponsor, and with the consent of the administrative trustees but without the consent of the holders of the preferred securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to a trust organized as such under the laws of any state; provided, that:

  •
  the successor trust either:

  •
  expressly assumes all of the obligations of the Trust with respect to the preferred securities; or

  •
  substitutes securities for the preferred securities that have substantially the same terms as the preferred securities so long as the substitute securities rank equal to the preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we appoint a trustee of the successor trust possessing the same powers and duties as the institutional trustee with respect to the junior subordinated debentures;

  •
  the substitute securities are listed or quoted, or any substitute securities will be listed or quoted upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or quoted, if any;

  •
  such transaction does not cause the preferred securities to be downgraded by any nationally recognized statistical rating organization;

  •
  the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

  •
  the successor has a purpose substantially identical to that of the Trust;

  •
  prior to the transaction, we received an opinion from independent counsel to the Trust experienced in such matters to the effect that:

  •
  the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect (other than any dilution of such holders' interests in the new entity);

  •
  following the transaction, neither the Trust nor the successor will be required to register as an investment company under the Investment Company Act; and

  •
  the Trust continues to be, and any successor will be, classified as a grantor trust for federal income tax purposes; and

  •
  we, or any permitted successor or assignee, own all of the common securities of the successor and guarantee the obligations of the successor under the substitute securities at least to the extent provided by our guarantee and the common securities guarantee.

    Notwithstanding the foregoing, the Trust may not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease all or substantially all of its properties and assets to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause the Trust or the successor not to be classified as a grantor trust for federal income tax purposes.

FORM, REGISTRATION AND TRANSFER

    The preferred securities will be represented by one or more preferred securities in registered, global form. The global preferred securities will be deposited upon issuance with the institutional trustee as custodian for DTC, in The Borough of Manhattan, City of New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

    Except if an event of default exists under the declaration, the institutional trustee will undertake to perform only the duties specifically set forth in the declaration. While such an event of default exists, the institutional trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the institutional trustee is not obligated to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. But the holders of preferred securities will not be required to offer indemnity if the holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default.

REMOVAL OF TRUSTEES

    Unless an event of default exists under the debentures, we may remove the institutional trustee and the Delaware trustee at any time. If an event of default exists, the institutional trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all of the common securities. No resignation or removal of the institutional trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the declaration.

MISCELLANEOUS

    The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust so that:

  •
  the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

  •
  the Trust will be classified as a grantor trust for federal income tax purposes; and

  •
  the junior subordinated debentures will be treated as our indebtedness for federal income tax purposes.

    We, together with the administrative trustees, are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the declaration, that we and the administrative trustees determine in our discretion is necessary or desirable, as long as it does not materially adversely affect the interests of the holders of the preferred securities.

    The declaration provides that holders of the preferred securities have no preemptive or similar rights to subscribe for any additional preferred securities and the issuance of preferred securities is not subject to preemptive or similar rights.

    The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "SPC PrA." However, this listing requirement will not prevent us from redeeming all or a portion of the preferred securities in accordance with the declaration. If the junior subordinated debentures are distributed to the holders of the preferred securities, we will use our reasonable best efforts to list the junior subordinated debentures on the New York Stock Exchange, another exchange or an automatic quotation system or over-the-counter market.

    The Trust may not, among other things, borrow money, issue debt, execute mortgages or pledge any of its assets.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

    We have summarized below the material terms of the junior subordinated debentures. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the indenture and the form of the junior subordinated debentures, which we filed as exhibits to the registration statement of which this prospectus is a part. The Chase Manhattan Bank will act as indenture trustee under the indenture.

GENERAL

    The Trust will issue the preferred securities and the common securities and use the proceeds from such issuances to buy junior subordinated debentures issued by The St. Paul Companies, Inc. The junior subordinated debentures will bear interest at the annual rate of 7.60% of the principal amount of the junior subordinated debentures, payable quarterly in arrears on interest payment dates of January 15, April 15, July 15 and October 15 of each year to the person in whose name each junior subordinated debenture is registered at the close of business on the relevant record date, except that interest payable on the maturity date of the junior subordinated debentures shall be paid to the person to whom principal is paid. The record dates will be one business day prior to the relevant interest payment date. The first interest payment date for the junior subordinated debentures will be January 15, 2002. The period beginning on and including the date the junior subordinated debentures are first issued and ending on but excluding January 15, 2002 and each period beginning on and including an interest payment date and ending on but excluding the next interest payment date is an interest period.

    We anticipate that, until the liquidation, if any, of the Trust, each junior subordinated debenture will be held by the institutional trustee in trust for the benefit of the holders of the preferred securities and common securities. The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full monthly interest period, the actual number of days elapsed in such month. In the event that any interest payment date would otherwise fall on a day that is not a business day, the required payment will be made on the next business day (without any interest or other payment due to the delay).

    The distribution provisions of the preferred securities correspond to the interest payment provisions of the junior subordinated debentures because the preferred securities represent undivided beneficial ownership interests in the junior subordinated debentures.

    Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the rate of 7.60% per year, compounded quarterly, from the last interest payment date for which interest was paid. The term "interest" as used in this prospectus includes quarterly interest payments and interest on quarterly interest payments not paid on the applicable interest payment date.

    Notwithstanding anything to the contrary above, if the stated maturity date or date of earlier redemption falls on a day that is not a business day, the payment of principal and interest will be paid on the next business day, with the same force and effect as if made on such date, and no interest on such payments will accrue from and after such date.

    The junior subordinated debentures will be issued as a series of junior subordinated deferrable interest debentures under the indenture.

    The junior subordinated debentures will mature on October 15, 2050 unless redeemed prior thereto in accordance with the terms discussed below.

    The junior subordinated debentures will rank equal to all of our other junior subordinated debentures and will be unsecured and rank subordinate and junior to all of our senior indebtedness to the extent and in the manner set forth in the indenture.

    The junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries. At September 30, 2001, The St. Paul Companies, Inc. had outstanding debt securities senior to the junior subordinated debentures of approximately $1.9 billion. The indenture does not limit us or any of our subsidiaries from incurring or issuing other secured or unsecured debt, including senior indebtedness.

FORM, REGISTRATION AND TRANSFER

    If the junior subordinated debentures are distributed to the holders of the preferred securities, the junior subordinated debentures may be represented by one or more global certificates registered in the name of Cede & Co., as the nominee of DTC. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the preferred securities.

PAYMENT AND PAYING AGENTS

    Payment of principal of and interest on the junior subordinated debentures will be made at the office of the indenture trustee in The Borough of Manhattan, City of New York at the office of such paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made, except in the case of junior subordinated debentures in global form:

  •
  by check mailed to the address of the person or entity entitled to the interest payment as such address shall appear in the register for the junior subordinated debentures; or

  •
  by transfer to an account maintained by the person or entity entitled to the interest payment as specified in the register, provided that proper transfer instructions have been received by the relevant record date.

    Payment of any interest on any junior subordinated debenture will be made to the person or entity in whose name the junior subordinated debenture is registered at the close of business on the record date for the interest payment date, except in the case of defaulted interest. Interest payable on the maturity date of the junior subordinated debenture will be paid to the person to whom principal is paid.

    We may at any time designate additional paying agents or rescind the designation of any paying agent; however we will always be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

    Any moneys deposited with the indenture trustee or any paying agent, or then held by us, in trust for the payment of the principal of or interest on any junior subordinated debenture and remaining unclaimed for one year after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of the junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment.

OPTION TO EXTEND INTEREST PAYMENT DATE

    So long as no event of default has occurred and is continuing under the indenture, which we refer to as a debenture event of default, we will have the right under the indenture to defer the payment of interest on the junior subordinated debentures, at any time and from time to time, for no more than 20 consecutive quarterly periods, provided that no deferral period shall extend beyond October 15, 2050.

At the end of a deferral period, we must pay all interest then accrued and unpaid (together with interest thereon at the rate of 7.60% per year, compounded quarterly from the last interest payment date to which interest was paid, to the extent permitted by applicable law). During a deferral period, interest will continue to accrue, and holders of the preferred securities or, if the junior subordinated debentures have been distributed to holders of the preferred securities, holders of junior subordinated debentures, will be required to include that deferred interest in gross income for federal income tax purposes on an accrual method of accounting prescribed by the Internal Revenue Code, as amended (the "Code") and Treasury regulation provisions on original issue discount prior to the receipt of cash attributable to that income.

    During any deferral period, we may not and we may not permit any subsidiary (other the The John Nuveen Company) to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any capital stock, or make any guarantee payment with respect to those payments; or

  •
  make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem any debt securities that rank equal or junior to the junior subordinated debentures.

    Notwithstanding the foregoing, during a deferral period the following is permitted:

  •
  repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plans or other similar arrangement with or for the benefit of our employees, directors, officers or consultants;

  •
  the repurchase, redemption or other acquisition of shares of any class of our capital stock as a result of an exchange or conversion of any class of our capital stock for any other class or series of our capital stock;

  •
  the purchase of fractional interests in share of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

  •
  a distribution of rights under any shareholders' rights plan adopted by The St. Paul.

    Before the end of any deferral period, we may extend the deferral period, as long as no event of default exists and the extension does not cause the deferral period to exceed 20 consecutive quarterly periods or to extend beyond October 15, 2050. At the end of any deferral period and upon the payment of all then accrued and unpaid interest (together with interest thereon at the rate of 7.60% per year, compounded quarterly, to the extent permitted by applicable law), we may elect to begin a new deferral period, subject to these requirements. No interest will be due and payable during a deferral period until the deferral period ends.

    We must give the institutional trustee, the administrative trustees and the indenture trustee notice of our deferral election at least five business days before the earlier of:

  •
  the next succeeding date on which the distributions on the preferred securities would have been payable; and

  •
  the date the institutional trustee is required to give notice to any securities exchange or automated quotation system on which the preferred securities are listed or quoted or to holders of preferred securities of the record date for such distributions or the date such distributions are payable, but in any event not less than five business days prior to such record date.

    The indenture trustee will notify holders of the preferred securities of our election to begin a new or extend a deferral period.

    There is no limit on the number of times that we may elect to begin a deferral period.

    We do not currently intend to exercise our right to defer payments of interest on the junior subordinated debentures, but we cannot assure you that we will not elect to exercise our deferral right in the future.

REDEMPTION

    The junior subordinated debentures may be redeemed, in whole or in part, at our option on or after November 13, 2006, at an optional redemption price equal to 100% of the principal amount plus accrued and unpaid interest on the junior subordinated debentures, if any, to the date of redemption.

    We may also redeem the junior subordinated debentures at any time upon the occurrence of the tax or investment company act events, which we refer to as "special events," described below.

    If, prior to November 13, 2006, there are changes in investment company or tax laws that adversely affect the status of the Trust, the preferred securities or the junior subordinated debentures, we may, at our option, subject to our receipt of any required regulatory approval, redeem the junior subordinated debentures, in whole but not in part, at any time within 90 days of the change in the law, at an amount equal to 100% of the principal amount of the junior subordinated debentures plus accrued and unpaid interest to the date of redemption.

    A change in the investment company law means the receipt by us and the Trust of an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

  •
  any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

  •
  any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, the Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act.

    A change in tax law means the receipt by us and the Trust of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

  •
  any amendment to, or change, including any announced prospective change, in, any laws or regulations of the United States or any political subdivision or taxing authority thereof or therein; or

  •
  any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the preferred securities are first issued, there is more than an insubstantial risk that:

  •
  the Trust is, or will be within 90 days of the date of such opinion, subject to federal income tax with respect to any income received or accrued on the junior subordinated debentures;

  •
  interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for federal income tax purposes; or

  •
  the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    We will mail any notice of redemption at least 30 and no more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on the redemption date interest shall cease to accrue on the junior subordinated debentures called for redemption.

    If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a change in the tax law, we will pay as additional amounts on the junior subordinated debentures any amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding preferred securities shall not be reduced as a result of any additional sums, including taxes, duties or other governmental charges to which the Trust has become subject as a result of a change in the tax law.

CERTAIN COVENANTS OF THE ST. PAUL COMPANIES, INC.

    We will covenant that we will duly and punctually pay the principal and interest on the junior subordinated debentures in accordance with their terms and the terms of the indenture. We also covenant that we will not, nor permit any of our subsidiaries (other than The John Nuveen Company) to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

  •
  make any payment of principal of, or interest on, or repay, repurchase or redeem any of our debt securities (including any other debentures) that rank equal or junior to the junior subordinated debentures; or

  •
  make any guarantee payments with respect to any of our guarantees of the debt securities of any of our subsidiaries (including any other guarantees) if such guarantee ranks equal or junior to the junior subordinated debentures;

    if at such time:

  •
  we have given notice of our election to exercise our right to defer interest payments on the junior subordinated debentures as provided in the indenture and the deferral period, or any extension of the deferral period, is continuing;

  •
  we have actual knowledge that there is any event that is, or with notice or the lapse of time, or both, would be, a debenture event of default and that we have not taken reasonable steps to cure; or

  •
  we are in default with respect to our payment obligations under the guarantee.

    Notwithstanding the foregoing, the following is permitted:

  •
  dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock;

  •
  any distributions of rights under any shareholders' rights plan that we or any of our subsidiaries adopt;

  •
  payments under the guarantee;

  •
  a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

  •
  the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

  •
  purchases of our common stock related to the issuance of common stock or rights under any of our benefit or compensation plans for our directors, officers or employees or any of our dividend reinvestment plans.

    So long as the preferred securities and common securities remain outstanding, we also will covenant:

  •
  to directly or indirectly maintain 100% direct or indirect ownership of the common securities; provided, however, that any of our permitted successors under the indenture may succeed to our ownership of the common securities;

  •
  to use reasonable efforts to cause the Trust to remain a business trust and otherwise continue to be treated as a grantor trust for federal income tax purposes;

  •
  to use our best efforts to cause each holder of preferred securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures; and

  •
  to not cause, as sponsor of the Trust, or permit, as holder of the common securities, the voluntary dissolution, winding-up or liquidation of the Trust, except as provided in the declaration.

MODIFICATION OF THE INDENTURE

    From time to time and at any time, we, together with the indenture trustee, may, without the consent of the holders of junior subordinated debentures, amend the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, provided that any amendment to the indenture does not adversely affect the interest of the holders of junior subordinated debentures. We, together with the indenture trustee, may amend the indenture, regardless of the effect on the interest of the holders of the junior subordinated debentures, for specific purposes including, among other things, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

    The indenture permits us and the indenture trustee, with the consent of the holders of a majority in aggregate principal amount of junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided that no modification may, without the consent of the holders of each outstanding subordinated debenture affected thereby:

  •
  change the stated maturity date, or reduce the principal amount, of the junior subordinated debentures;

  •
  reduce the rate or extend the time of payment of interest except pursuant to our right under the indenture to defer the payment of interest;

  •
  change any of the redemption provisions;

  •
  make the principal of, or interest on, the junior subordinated debentures payable in any coin or currency other than that provided in the junior subordinated debentures;

  •
  impair or affect the right of any holder of junior subordinated debentures to institute suit for the payment thereof;

  •
  reduce the percentage of the principal amount of the junior subordinated debentures, the holders of which are required to consent to any such modification; or

  •
  make any change adverse to a holder with respect to the subordination provisions.

DEBENTURE EVENTS OF DEFAULT

    A "debenture event of default" is:

  •
  our failure to pay any principal on the junior subordinated debentures or any other debentures when due;

  •
  our failure for 30 days to pay any interest, including compounded interest and additional sums, if any, on the junior subordinated debentures or any other debentures when due (subject to the valid deferral of any interest due date in the case of a deferral period with respect to the junior subordinated debentures or other debentures, as the case may be);

  •
  our failure to observe or perform any other covenant contained in the indenture for 90 days after written notice to us from the indenture trustee or to us from any holder of junior subordinated debentures or preferred securities; or

  •
  certain events related to our bankruptcy, insolvency or reorganization.

    The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default and should the indenture trustee or such holders fail to make such declaration, the holders of at least 25% in the aggregate liquidation amount of preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul this declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. If the holders of such junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities shall have such right.

    Prior to any declaration accelerating the maturity of the junior subordinated debentures, the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal or interest (including compounded interest and additional sums, if any), unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee, or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. If the holders of such junior subordinated debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities shall have such right.

    The indenture requires that we file with the indenture trustee a certificate annually as to the absence of defaults specified under the indenture.

    The indenture provides that the indenture trustee may withhold notice of a debenture event of default from the holders of the junior subordinated debentures if the indenture trustee considers it in the interest of the holders to do so.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If the institutional trustee fails to enforce its rights under the junior subordinated debentures, under certain circumstances, any holder of preferred securities may institute a legal proceeding against us to enforce the institutional trustee's rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the institutional trustee or any other person. If a debenture event of default exists that is attributable to our failure to pay the principal of, or interest (including compounded interest and additional sums, if any) on the junior subordinated debentures on the due date, a holder of preferred securities may institute a direct action against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's preferred securities. We may not amend the indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the preferred securities. Notwithstanding any payments that we make to a holder of preferred securities in connection with a direct action, we shall remain obligated to pay the principal of and interest on the junior subordinated debentures, and we shall be subrogated to the rights of the holder of the preferred securities with respect to payments on the preferred securities to the extent that we make any payments to a holder in any direct action.

    The holders of the preferred securities will not be able to exercise directly any remedies, other than those described in the above paragraph, available to the holders of the junior subordinated debentures, unless an event of default exists under the declaration.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties to any person, and no person shall consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties to us, unless:

  •
  in case we consolidate with or merge into another person or convey or transfer all or substantially all of our properties to any person, the successor is organized under the laws of the United States or any state or the District of Columbia and, if we are not the surviving corporation, the successor expressly assumes our obligations under the indenture with respect to the junior subordinated debentures;

  •
  immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

  •
  certain other conditions as prescribed in the indenture are met.

    The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction that we may become involved in that may adversely affect holders of the junior subordinated debentures.

SATISFACTION AND DISCHARGE

    The indenture provides that when, among other things,

  •
  all junior subordinated debentures not previously delivered to the indenture trustee for cancellation have become due and payable or will become due and payable at maturity or called for redemption within one year; and

  •
  we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest (including compounded interest and additional sums, if any) to the date of the deposit or to October 15, 2050, as the case may be, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and we will be deemed to have satisfied and discharged the indenture.

SUBORDINATION

    In the indenture we promise the holders of our senior indebtedness that the junior subordinated debentures will rank junior to the senior indebtedness on the terms provided in the indenture. This promise is made to holders of our senior indebtedness irrespective of whether the senior indebtedness was incurred prior to or after our issuance of the junior subordinated debentures. Upon any payment or distribution of our assets to creditors upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of our creditors, marshaling of our assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, we must pay the amounts owed in respect of our senior indebtedness in full before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

    If the maturity of junior subordinated debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of the allocable amounts in respect of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.

    We are not permitted to make any payments on account of principal or interest, if any, in respect of the junior subordinated debentures if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding is pending with respect to the default.

    Under the indenture, senior indebtedness includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

  •
  for borrowed money;

  •
  in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

  •
  under capital leases;

  •
  under letters of credit, bankers' acceptances or similar facilities;

  •
  issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

  •
  under swaps and other hedging arrangements;

  •
  pursuant to our guarantee of another entity's obligations and all dividend obligations guaranteed by us; and

  •
  to satisfy the expenses and fees of the indenture trustee under the indenture.

Senior indebtedness also includes all amendments, refinancings and other modifications of those obligations.

    The following types of our indebtedness will not rank senior to the junior subordinated debentures:

  •
  indebtedness we owe to a subsidiary of ours (other than The John Nuveen Company and its consolidated subsidiaries);

  •
  indebtedness which, by its terms, expressly provides that it does not rank senior to the junior subordinated debentures;

  •
  indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

  •
  indebtedness we owe to any trust other than the Trust, or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, and which has issued equity securities or other securities that are similar to the preferred securities (as of September 30, 2001, we owed an aggregate of $318 million pursuant to junior subordinated debentures held by four separate trusts similar to the Trust); and

  •
  indebtedness we may incur in violation of the indenture.

AGREEMENT BY PURCHASERS OF SPECIFIED TAX TREATMENT

    Each junior subordinated debenture will provide that, by acceptance of the junior subordinated debentures, or a beneficial interest therein, the holder of the junior subordinated debenture intends that such junior subordinated debenture constitutes debt and agrees to treat it as debt for United States federal, state and local tax purposes.

GOVERNING LAW

    The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The indenture trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the indenture trustee is not obligated to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the indenture.

DESCRIPTION OF THE GUARANTEE

    We have summarized below the material terms of the guarantee. This summary is not a complete description of all of the terms and provisions of the guarantee. For more information, we refer you to the guarantee, which we filed as an exhibit to the registration statement of which this prospectus is a part. The Chase Manhattan Bank will act as guarantee trustee under the guarantee.

GENERAL

    We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the following payments with respect to the preferred securities to the extent not paid by the Trust:

  •
  any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that the Trust has funds available therefor;

  •
  the redemption price of $25 per preferred security called for redemption plus all accrued and unpaid distributions to the date of redemption, to the extent that the Trust has funds available therefor; and

  •
  upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of the junior subordinated debentures to holders of the preferred securities or the redemption of all preferred securities), the lesser of:

  •
  the aggregate of the liquidation amount of $25 per preferred security and all accrued and unpaid distributions on the preferred securities to the date of payment; and

  •
  the amount of assets of the Trust remaining for distribution to holders of preferred securities after satisfying the liabilities owed to the Trust's creditors as required by applicable law.

    The guarantee will rank:

  •
  subordinate and junior to all of our senior indebtedness, as defined in the indenture (described herein beginning on page 37);

  •
  on parity with our most senior preferred or preference stock currently outstanding or issued in the future, with any guarantees of other preferred securities we or our affiliates may issue and with other issues of junior subordinated debentures; and

  •
  senior to our common stock.

    We may satisfy our obligation to make a guarantee payment by directly paying the required amounts to the holders of the preferred securities or by causing the Trust to pay these amounts to you.

    The guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the preferred securities, but will apply only to the extent that the Trust has funds sufficient to make these payments. If we do not make payments on the junior subordinated debentures held by the Trust, then the Trust will not be able to make and we will have no obligation to satisfy the related payments to you on the preferred securities.

    The guarantee does not limit us from incurring or issuing or guaranteeing other secured or unsecured debt, including senior indebtedness. The holders of at least a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of our guarantee or to direct the exercise of any trust power conferred upon the guarantee trustee under our guarantee, except the guarantee trustee may refuse to follow any direction it believes is unjustly prejudicial to other holders not taking part in the direction, unlawful or would subject the guarantee trustee to personal liability. If the guarantee trustee fails to enforce its rights under the guarantee, any holder of the preferred securities may directly institute a legal proceeding against us to enforce the guarantee trustee's rights under the guarantee. Moreover, any holder of the preferred securities may institute a legal proceeding directly against us to enforce their rights to receive payment under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

    If we default on our obligation to pay amounts payable under the junior subordinated debentures, the Trust will lack funds for the payment of distributions or amounts payable on redemption of the preferred securities or otherwise, and the holders of the preferred securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if a debenture event of default exists that is attributable to our failure to pay principal of or interest on the junior subordinated debentures on a payment date, then any holder of preferred securities may institute a direct action against us pursuant to the terms of the indenture for enforcement of payment to that holder of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of that holder. In connection with a direct action, we will have a right of set-off under the indenture to the extent that we made any payment to the holder of preferred securities in the direct action. Except as described in this prospectus, holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures or assert directly any other rights in respect of the junior subordinated debentures. The declaration provides that each holder of preferred securities by accepting the preferred securities agrees to the provisions of the guarantee and the indenture.

    We will, through our guarantee, the declaration, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the preferred securities. No single document standing alone, or operating in conjunction with fewer than all of the other documents, constitutes that guarantee. Only the combined operation of these documents provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred securities.

STATUS OF THE GUARANTEE

    Our guarantee will constitute an unsecured obligation and will rank subordinate and junior to all our senior indebtedness in the same manner as the junior subordinated debentures (see "Description of the Junior Subordinated Debentures—Subordination" beginning on page 37). In addition, because we are a holding company, our right to participate in any distribution of the assets of our subsidiaries, upon their liquidation or reorganization or otherwise is subject to the prior claims of their creditors (including their depositors), except to the extent we may be recognized as their creditor. Accordingly, our obligations under the guarantee effectively will be subordinated to all existing and future liabilities of our present and future subsidiaries.

    Our guarantee will rank equal to all of our other guarantees with respect to preferred beneficial interests issued by other trusts we may create. Our guarantee of the Trust's preferred securities does not limit the amount of secured or unsecured debt, including senior indebtedness, that we or any of our subsidiaries may incur or guarantee. We expect from time to time that we will incur additional indebtedness and that our subsidiaries will also incur additional liabilities.

    Our guarantee will constitute a guarantee of payment only to the extent that the Trust has funds available and not of collection, enabling the guaranteed party to institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity. Our guarantee will not be discharged, except by payment of the guarantee payments in full to the extent that the Trust has not paid, or upon distribution of the junior subordinated debentures to, the holders of the preferred securities.

EVENTS OF DEFAULT

    There will be an event of default under the guarantee if we fail to perform any of our payment or other obligations under the guarantee. However, other than with respect to a default in payment of any guarantee payment, we must first receive notice of default and have not cured the default within 60 days of our receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our guarantee.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no approval will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding preferred securities. All guarantees and agreements contained in the guarantee agreement shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the preferred securities then outstanding.

TERMINATION OF THE GUARANTEE

    Our guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of all outstanding preferred securities;

  •
  distribution of junior subordinated debentures to the holders of the preferred securities; or

  •
  full payment of the liquidation amount payable upon liquidation of the Trust.

    Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

GOVERNING LAW

    The guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, except if we default under the guarantee, will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

UNCONDITIONAL GUARANTEE

    We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities to the extent the Trust has funds available to pay such amounts as and to the extent set forth under "Description of the Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the declaration and the guarantee will provide a full, irrevocable and unconditional guarantee of the Trust's payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred securities.

    If and to the extent that we do not make the required payments on the junior subordinated debentures, the Trust will not have sufficient funds to make its related payments, including distributions on the preferred securities. Our guarantee will not cover any payments when the Trust does not have sufficient funds available to make those payments. Your remedy, as a holder of preferred securities, is to institute a direct action against us. Our obligations under the guarantee will be subordinate to all our senior indebtedness, as defined in the indenture.

SUFFICIENCY OF PAYMENTS

    As long as we pay the interest and other payments when due on the junior subordinated debentures, the Trust will have sufficient funds to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount or redemption price of the junior subordinated debentures will equal the aggregate liquidation amount of the preferred securities and the common securities;

  •
  the interest rate and interest payment dates and other payment dates on the junior subordinated debentures will match the distribution rate and distribution dates and other payment dates for the preferred securities and the common securities;

  •
  as sponsor, we will pay for all and any costs, expenses and liabilities of the Trust, except for the Trust's obligations to holders of preferred securities and the common securities; and

  •
  the declaration also provides that the Trust is not authorized to engage in any activity that is not consistent with its limited purposes.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    If a debenture event of default occurs, the holders of preferred securities would rely on the enforcement by the institutional trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or to direct the exercise of any trust or power conferred upon the institutional trustee under the declaration, including the right to direct the institutional trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.

    If the institutional trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the institutional trustee's rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures, a holder of preferred securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder's preferred securities (which we refer to as a "direct action"). In connection with such a direct action, we will have the right to set off any payment made to such holder by us. The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

LIMITED PURPOSE OF THE TRUST

    The preferred securities will represent undivided beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the preferred securities and the common securities and using the proceeds from such issuances to buy an equivalent amount of our junior subordinated debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will be entitled to receive from us the principal of and interest on junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the Trust (or, in certain circumstances, from us under our guarantee) if and to the extent the Trust has funds available to pay the distributions.

RIGHTS UPON DISSOLUTION

    Unless the junior subordinated debentures are distributed to holders of the preferred securities, if the Trust is voluntarily or involuntarily dissolved, wound-up or liquidated, after satisfying the liabilities owed to the Trust's creditors as required by applicable law, the holders of the preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash.

    If we are voluntarily or involuntarily liquidated or bankrupted, the institutional trustee, as holder of the junior subordinated debentures, would be one of our subordinated creditors, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its preferred securities), the positions of a holder of preferred securities and a holder of junior subordinated debentures relative to other subordinated creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

OUR RELATIONSHIP WITH THE CHASE MANHATTAN BANK

    The Chase Manhattan Bank, the trustee under the indenture and the institutional trustee to the Trust, together with its affiliates, has a $73 million participation under a revolving credit agreement among us and certain banks named in it providing for aggregate borrowing by us of a maximum of $400 million, none of which was outstanding at September 30, 2001. In addition, The Chase Manhattan Bank has a $50 million participation under a revolving credit agreement among The John Nuveen Company, one of our subsidiaries, and certain banks named in it providing for aggregate borrowing by The John Nuveen Company of a maximum of $250 million, $173 million of which was outstanding at September 30, 2001. The Chase Manhattan Bank is also the trustee under other indentures pursuant to which we or our subsidiaries have issued debt securities.

BOOK-ENTRY ONLY ISSUANCE—THE DEPOSITORY TRUST COMPANY

    The preferred securities will be issued in the form of one or more fully registered securities in book-entry form registered in the name of Cede & Co (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. So long as the junior subordinated debentures are held by the institutional trustee, the junior subordinated debentures will not be issued in book-entry form, but will be evidenced by one or more certificates held by, and registered in the name of, the institutional trustee. However, if the junior subordinated debentures are distributed to holders of preferred securities upon dissolution or liquidation of the Trust, we anticipate that the junior subordinated debentures will be issued in fully registered book-entry form. The following discussion is relevant only with respect to preferred securities and junior subordinated debentures in book-entry form which are evidenced by one or more global certificates registered in the name of DTC or its nominee.

    DTC will act as a securities depository for all preferred securities while they are in book-entry form and, if applicable, junior subordinated debentures issued in book-entry form. Except as set forth below, the global preferred securities may be transferred only to another nominee of DTC or to a successor of DTC. Beneficial interests in the global preferred securities may not be exchanged for preferred securities in certificated form, except in the limited circumstances described below. Additionally, transfers of beneficial interests in the global preferred securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITARY PROCEDURES

    DTC has advised the Trust and us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants, to eliminate the need for physical movement of certificates.

    Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect participants in DTC's system include banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

    DTC also has advised the Trust and us that, pursuant to procedures established by it:

  •
  upon deposit of the global preferred securities, DTC will credit the accounts of participants designated by the underwriters with the designated liquidation amount of the global preferred securities; and

  •
  ownership of beneficial interests in the global preferred securities will be shown on, and the transfer of ownership of the global preferred securities will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global preferred securities).

    You may hold your interests in the global preferred security directly through DTC if you are a participant, or indirectly through organizations that are participants. All interests in a global preferred security will be subject to the procedures and requirements of DTC. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests.

    Except as described below, owners of beneficial interests in the global preferred securities will not have preferred securities registered in their name, will not receive physical delivery of preferred securities in certificated form and will not be considered the registered owners or holders thereof under the declaration for any purpose.

    Payments on the global preferred security registered in the name of Cede & Co., will be payable by the institutional trustee to Cede & Co. in its capacity as the holder under the declaration. Under the terms of the declaration, the institutional trustee will treat the persons in whose names the preferred securities, including the global preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the institutional trustee nor any agent thereof has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global preferred securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global preferred securities; or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

    DTC has advised the Trust and us that its current practice, upon receipt of any payment on the preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of the preferred securities as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by participants and indirect participants to the beneficial owners of preferred securities will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the institutional trustee, the Trust or us. None of us, the Trust or the institutional trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the preferred securities, and we, the Trust and the institutional trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

    Any secondary market trading activity in interests in the global preferred securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

    DTC has advised the Trust and us that it will take any action permitted to be taken by a holder of preferred securities (including, without limitation, presenting the preferred securities for exchange as described below) only at the direction of one or more participants who have an interest in DTC's global preferred securities in respect of the portion of the liquidation amount of the preferred securities as to which the participant or participants has or have given direction. However, if an event of default exists under the declaration, DTC reserves the right to exchange the global preferred securities for legended preferred securities in certificated form and to distribute the certificated preferred securities to its participants.

    We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information.

    Although DTC has agreed to the procedures described in this section to facilitate transfers of interests in the global preferred securities among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the Trust, or the institutional trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global preferred securities that are maintained by DTC or any of its participants or indirect participants.

EXCHANGE OF BOOK-ENTRY PREFERRED SECURITIES FOR CERTIFICATED PREFERRED SECURITIES

    A global preferred security will be exchanged for preferred securities in registered certificated form if:

  •
  DTC notifies the Trust that it is unwilling or unable to continue as depositary for the global preferred security and the Trust fails to appoint a successor depositary within 90 days of receipt of DTC's notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and the Trust fails to appoint a successor depositary within 90 days of becoming aware of this condition; or

  •
  the Trust, in its sole discretion, elects to cause the preferred securities to be issued in certificated form.

    In all cases, certificated preferred securities, delivered in exchange for any global preferred security will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

PAYMENT AND PAYING AGENCY

    The Trust will make payments on any global preferred security to DTC or its nominee, which will credit the relevant accounts at DTC on the applicable distribution dates. The Trust will make payments on the preferred securities that are not held by DTC, if any, by mailing a check to the address of the holder entitled to the payment as the holder's address appears on the register or at its option by wire transfer. The paying agent will initially be the institutional trustee and any co-paying agent chosen by the institutional trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days' notice to the institutional trustee, the administrative trustees and us. In the event that the institutional trustee is no longer the paying agent, the administrative trustees will appoint a successor (which must be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

    The institutional trustee will act as registrar and transfer agent for the preferred securities.

    The Trust will register transfers of the preferred securities without charge, except for any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to have the transfer of the preferred securities registered after they have been called for redemption.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    This section describes the material United States federal income tax consequences of owning a preferred security. It is the opinion of Sullivan & Cromwell, special tax counsel to us and to the Trust. It applies to you only if you acquire your preferred securities in this offering and you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  a life insurance company,

  •
  a thrift institution,

  •
  a regulated investment company,

  •
  a real estate investment trust,

  •
  a tax-exempt organization,

  •
  a person that owns preferred securities that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns preferred securities as part of a straddle or conversion transaction for tax purposes, or

  •
  a person whose functional currency for tax purposes is not the U.S. dollar.

    This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

    Please consult your own tax advisor concerning the consequences of owning preferred securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

    This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a preferred security and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the Trust's administration and one or more United States persons are authorized to control all substantial decisions of the Trust.

    If you are not a United States holder, this subsection does not apply to you and you should refer to "—United States Alien Holders" below.

   Classification of the Junior Subordinated Debentures and the Trust

    Under current law and assuming continued compliance with the terms of the declaration and the indenture (and certain other documents), the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes. Moreover, the Trust should be classified as a grantor trust, and if not so classified will be classified as a partnership, for United States federal income tax purposes. As a result, each beneficial owner of the preferred securities (each a "Securityholder") that is a United States holder will be required to include in its gross income its pro rata share of the interest income, including original issue discount ("OID"), paid or accrued with respect to the junior subordinated debentures, whether or not cash is actually distributed to the Securityholder. See "—Interest Income and Original Issue Discount" below. The following discussion assumes that the Trust will be classified as a grantor trust for federal income tax purposes. The junior subordinated debentures are properly classified as our indebtedness for United States federal income tax purposes.

  Interest Income and Original Issue Discount

    Under applicable U.S. Treasury regulations, a contingency under which stated interest may not be timely paid is ignored in determining whether a debt instrument is issued with OID if the contingency is "remote". We have concluded that the likelihood of our exercising our option to defer payment is remote. Assuming that our conclusion is correct, as of the date of this prospectus, the junior subordinated debentures would not be considered to be issued with OID, although the Internal Revenue Service could take a contrary position.

    The following discussion assumes that unless and until we exercise our option to defer interest on the junior subordinated debentures, the junior subordinated debentures will not be treated as issued with OID other than de minimis OID.

    Under U.S. Treasury regulations, if we exercised our option to defer any payment of interest, the junior subordinated debentures would be treated as reissued with OID, and, thereafter, all stated interest on the junior subordinated debentures would be treated as OID as long as the junior subordinated debentures remained outstanding. In such an event, all of a United States holder's taxable interest income with respect to the junior subordinated debentures would be accounted for as OID on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, a United States holder would be required to include OID in gross income even though we would not make any actual cash payments during an extension period.

    Because income on the preferred securities will generally constitute interest, holders that are corporations will not be entitled to the dividend-received deduction with respect to any income recognized with respect to the preferred securities.

  Distributions of the Junior Subordinated Debentures to Holders of Preferred Securities

    Under current law, except as described below, a distribution by the Trust of the junior subordinated debentures, as described above in "Description of the Preferred Securities—Liquidation of the Trust and Distribution of junior subordinated debentures" will be non-taxable and will result in a United States holder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through the Trust, with a holding period and aggregate adjusted tax basis equal to the holding period and aggregate adjusted tax basis such United States holder had in its preferred securities immediately before such distribution. If, however, the liquidation of the Trust were to occur because the Trust was subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures, the distribution of junior subordinated debentures to United States holders by the Trust would be a taxable event to the Trust and to each

United States holder, and each United States holder would recognize gain or loss as if the United States holder had exchanged its preferred securities for the junior subordinated debentures it received upon the liquidation of the Trust. A United States holder will include interest in respect of the junior subordinated debentures received from the Trust in the manner described above under "—Interest Income and Original Issue Discount".

  Sale or Redemption of the Preferred Securities

    Gain or loss will be recognized by a United States holder on a sale, exchange or other disposition of the preferred securities (including a redemption for cash) in an amount equal to the difference between the amount realized and the United States holder's adjusted tax basis in the preferred securities sold or so redeemed. A United States holder's adjusted tax basis in the preferred securities generally will be its initial purchase price, increased by any OID previously included in such United States holder's gross income to the date of disposition and decreased by distributions or other payments received on the preferred securities other than payments of stated interest applied to reduce the United States holder's pro rata share of any interest on the junior subordinated debentures. Gain or loss recognized by a United States holder on the preferred securities generally will be taxable as capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such United States holder's pro rata share of the junior subordinated debentures and generally will be long-term capital gain or loss if the preferred securities have been held for more than one year.

    Should we exercise our option to defer any payment of interest on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. In the event of such a deferral, a Securityholder that disposes of its preferred securities between record dates for payments of distributions (and consequently does not receive a distribution from the Trust for the period prior to such disposition) will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debentures through the date of disposition and to add such amount to its adjusted tax basis in its preferred securities disposed of. Such United States holder would recognize a capital loss on the disposition of its preferred securities to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the United States holder's adjusted tax basis in the preferred securities (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

United States Alien Holders

    This subsection describes the tax consequences to a United States alien holder. A United States alien holder is a holder that is the beneficial owner of a preferred security and is, for United States federal income tax purposes:

  •
  a nonresident alien individual

  •
  a foreign corporation,

  •
  a foreign partnership, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a preferred security.

    If you are a United States holder, this subsection does not apply to you.

    Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a preferred security:

  •
  the Trust and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, if, in the case of payments of interest:

  1.
  the Unites States alien holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  2.
  the Unites States alien holder is not a controlled foreign corporation that is related to us through stock ownership, and

  3.
  the U.S. payor does not have actual knowledge or reason to know that the holder is a United States person and:

  a.
  the United States alien holder has furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which such holder certifies, under penalties of perjury, that the holder is a non-United States person,

  b.
  in the case of payments made outside the United States to a holder at an offshore account (generally, an account maintained by a holder at a bank or other financial institution at any location outside the United States), the holder has furnished to the U.S. payor documentation that establishes the holder's identity and status as a non-United States person,

  c.
  the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

  i.
  a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

  ii.
  a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

  iii.
  a U.S. branch of a non-United States bank or of a non-United States insurance company,

        and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

      d.
      the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business:

      i.
      certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

        ii.
        to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

      e.
      the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

  •
  no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your preferred security.

Backup Withholding and Information Reporting

    Generally, income on the preferred securities will be reported to Securityholders on Form 1099-INT, which form should be mailed to Securityholders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to backup withholding tax unless the Securityholder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the Securityholder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service on a timely basis.

ERISA CONSIDERATIONS

GENERAL

    The following is a summary of certain considerations associated with the purchase of the preferred securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Code, including an individual retirement arrangement under Section 408 of the Code or a Keogh plan, a plan (such as a governmental, church or non-U.S. plan) subject to the provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and any entity whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

    ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Generally, a person who exercises discretionary authority or control with respect to the assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan.

    In evaluating the purchase of preferred securities with assets of an ERISA Plan, a fiduciary should consider, among other matters:

  •
  whether the acquisition and holding of preferred securities is in accordance with the documents and instruments governing such Plan;

  •
  whether the acquisition and holding of preferred securities is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code;

  •
  whether the assets of the Trust are treated as assets of the Plan; and

  •
  the need to value the assets of the Plan annually.

PLAN ASSET REGULATION

    Under a Department of Labor regulation (29 C.F.R. Sec. 2510.3-101, the "Plan Assets Regulation") governing what constitutes the assets of a Plan ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code, when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception under the Plan Assets Regulation applies. Although no assurance can be given, it is anticipated that the preferred securities will qualify for the exception for "publicly-offered securities." For purposes of the Plan Assets Regulation, a "publicly-offered security" is a security that is:

  •
  "freely transferable";

  •
  part of a class of securities that is "widely held"; and

  •
  either (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act.

    The Plan Assets Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. The preferred securities are expected to be sold in an offering registered under the Securities Act and to be registered under the Exchange Act within the period required under the Plan Assets Regulation; it is expected that they will be held by 100 or more investors at the conclusion of the offering; and it is expected that the preferred securities will satisfy the conditions necessary to be considered "freely transferable," although no assurance can be given in this regard. If the preferred securities qualify for this exception, ownership of the preferred securities by an ERISA Plan would not cause the assets of the Trust to constitute Plan Assets.

    If the assets of the Trust were deemed to be Plan Assets under ERISA, this could result, among other things, in:

  •
  the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Trust; and

  •
  the possibility that certain transactions in which the Trust might seek to engage could result in a non-exempt "prohibited transaction" under ERISA and the Code.

PROHIBITED TRANSACTIONS

    Section 406 of ERISA and Section 4975 of the Code prohibits ERISA Plans from engaging in specified transactions involving Plan Assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons" within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

    Whether or not the underlying assets of the Trust were deemed to include Plan Assets as described above, the acquisition and/or holding of the preferred securities by an ERISA Plan with respect to which the Trust, The St. Paul Companies, Inc. (the obligor with respect to the junior subordinated debentures held by the Trust), the underwriters, the institutional trustee or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the preferred securities, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the preferred securities, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

    The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the preferred securities include the following:

  •
  Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;

  •
  PTCE 91-38, regarding investments by bank collective investment funds;

  •
  PTCE 84-14, regarding transactions effected by qualified professional asset managers;

  •
  PTCE 96-23, regarding transactions effected by in-house asset managers; and

  •
  PTCE 95-60, regarding investments by insurance company general accounts.

    Governmental plans, non-U.S. plans and certain church plans while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code may nevertheless be subject to Similar Laws, which may affect their investment in the preferred securities. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the preferred securities should consult with its counsel before purchasing preferred securities, to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

    Because of the foregoing, the preferred securities should not be purchased or held by any person investing Plan Assets of any Plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws. Accordingly, by its acquisition of a preferred security, each purchaser and subsequent transferee of preferred securities shall be deemed to be making a representation to the trustee of the Trust, The St. Paul Companies, Inc. and the underwriter either that: it is not a Plan or an entity holding assets deemed to be Plan Assets under the Plan Assets Regulation, and no part of the assets to be used by it to acquire and/or hold such preferred securities or any interest therein constitutes Plan Assets of any Plan; or such acquisition and holding will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or a violation under Similar Laws) for which there is no applicable statutory or administrative exemption.

    The discussion of ERISA in this prospectus is general in nature and is not intended to be all inclusive. Any person considering an investment in the preferred securities on behalf of a Plan should consult with its legal advisors regarding the consequences of such investment and consider whether the Plan can make the representations noted above.

    Further, the sale of investments to Plans is in no respect a representation by the Trust, The St. Paul Companies, Inc., the institutional trustee, the underwriter or any other person associated with the sale of the preferred securities that such securities meet all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan.

UNDERWRITING

    Salomon Smith Barney Inc. is acting as bookrunning manager of the offering, and, together with Goldman, Sachs & Co., Lehman Brothers, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated and UBS Warburg LLC, is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of preferred securities set forth opposite the underwriter's name.

Underwriter	Number of Preferred Securities
Salomon Smith Barney Inc.	2,365,000
Goldman, Sachs & Co.	2,360,000
Lehman Brothers Inc.	2,360,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,360,000
Morgan Stanley & Co. Incorporated	2,360,000
Prudential Securities Incorporated	2,360,000
UBS Warburg LLC	2,360,000
A.G. Edwards & Sons, Inc.	375,000
First Union Securities, Inc.	375,000
ABN AMRO Incorporated	100,000
Banc of America Securities LLC	100,000
Banc One Capital Markets, Inc.	100,000
Bear, Stearns & Co. Inc.	100,000
Charles Schwab & Co., Inc.	100,000
CIBC World Markets Corp.	100,000
Credit Suisse First Boston Corporation	100,000
Deutsche Banc Alex. Brown Inc.	100,000
Dresdner Kleinwort Wasserstein Securities	100,000
Fox-Pitt, Kelton Inc.	100,000
H&R BLOCK Financial Advisors, Inc.	100,000
J.P. Morgan Securities, Inc.	100,000
Legg Mason Wood Walker, Inc.	100,000
McDonald Investments Inc., a KeyCorp Company	100,000
Quick & Reilly, Inc.	100,000
Raymond James & Associates, Inc.	100,000
Dain Rauscher Incorporated	100,000
Tucker Anthony Incorporated	100,000
US Bancorp Piper Jaffray Inc.	100,000
Wells Fargo Van Kasper, LLC	100,000
Advest Inc.	25,000
BNY Capital Markets, Inc.	25,000
BB&T Capital Markets, a Division of Scott & Stringfellow	25,000
C.L. King & Associates, Inc.	25,000
Crowell, Weedon & Co.	25,000
D.A. Davidson & Co.	25,000
Davenport & Company LLC	25,000
Fahenstock & Co. Inc.	25,000
Ferris, Baker Watts Inc.	25,000
Fifth Third Securities, Inc.	25,000
Gibraltar Securities Co.	25,000
Gruntal & Co. LLC	25,000
HSBC Securities (USA) Inc.	25,000
J.J.B. Hilliard, W.L. Lyons, Inc.	25,000
Janney Montgomery Scott LLC	25,000
Keefe, Bruyette & Woods, Inc.	25,000
Mesirow Financial, Inc.	25,000
Morgan Keegan & Company, Inc.	25,000
NatCity Investments, Inc.	25,000
Parker/Hunter Incorporated	25,000
Robert W. Baird & Co. Incorporated	25,000
Sandler O'Neil & Partners, L.P.	25,000
Southwest Securities, Inc.	25,000
Stifel, Nicolaus & Company, Incorporated	25,000
TD Securities (USA) Inc.	25,000
Wachovia Securities, Inc.	25,000
Wedbush Morgan Securities, Inc.	25,000
William Blair & Company	25,000
The Williams Capital Group, L.P.	25,000

Total	20,000,000

    The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities included in this offering are subject to certain conditions. The underwriters are obligated to purchase all the preferred securities (other than those covered by the over-allotment option described below) if they purchase any of the preferred securities.

    The underwriters propose to offer some of the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus and some of the preferred securities to dealers at the public offering price less a concession not to exceed $0.50 per preferred security except that, with respect to any sale of 10,000 or more preferred securities to a single purchaser, such concession will not exceed $0.30 per preferred security. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per preferred security on sales to other dealers. If all of the preferred securities are not sold at the initial public offering price, the representatives may change the initial public offering price and the other selling terms.

    We and the Trust have granted an option to the underwriters, exercisable during the 15-day period after the date of the prospectus, to purchase up to an aggregate of 3,000,000 additional preferred securities to cover over-allotments, if any, at the offering price to the public set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, The St. Paul Companies, Inc. will pay underwriting commissions of $0.7875 per additional preferred security so purchased, except that, with respect to any sale of 10,000 or more preferred securities to a single purchaser the commission will be $0.50 per preferred security. To the extent the option is exercised, each underwriter must purchase a number of additional preferred securities approximately proportionate to that underwriter's initial purchase commitment.

    In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase our junior subordinated debentures, the underwriting agreement provides that we will pay as compensation to the underwriters an amount in immediately available funds of $0.7875 per preferred security, or $15,750,000 in the aggregate, for the accounts of the several underwriters.

    The following table shows the underwriting commissions in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional preferred securities, and further assuming that no sales will be made to purchasers in amounts of 10,000 or more.

	Paid by The St. Paul Companies Inc.
	No Exercise	Full Exercise
Per Preferred Security	$0.7875	$0.7875
Total	$15,750,000	$18,112,500

    Compensation to the underwriters will be $0.50 per preferred security for sales of 10,000 or more preferred securities to a single purchaser.

    Because the National Association of Securities Dealers, Inc. ("NASD") views securites such as the preferred securities as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules.

    The preferred securities have been approved for listing on the New York Stock Exchange under the symbol "SPC PrA". We expect trading of the preferred securities to begin within 30 days after they are first issued.

    In connection with the offering, Salomon Smith Barney on behalf of the underwriters, may purchase and sell preferred securities in the open market. Those transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of preferred securities in excess of the number of preferred securities to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of preferred securities made in an amount up to the number of preferred securities represented by the underwriters' over-allotment option. In determining the source of preferred securities to close out the covered syndicate short position, the underwriters will consider, among other things, the price of preferred securities available for purchase in the open market as compared to the price at which they may purchase preferred securities through the over-allotment option. The underwriters may also make "naked" short sales of preferred securities in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing preferred securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the preferred securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of preferred securities in the open market while the offering is in progress.

    The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases preferred securities originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the preferred securities. They may also cause the price of the preferred securities to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    In connection with this offering, we estimate that we will incur expenses of $632,500 in addition to the underwriting compensation referred to above.

    A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of preferred securities to underwriters for sale to their online brokerage account holders. The representatives will allocate preferred securities to underwriters that may make Internet distributions on the same basis as other allocations. In addition, preferred securities may be sold by the underwriters to securities dealers who resell preferred securities to online brokerage account holders.

    We and St. Paul Capital Trust I have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

    Prior to this offering, there has been no public market for the preferred securities. The preferred securities have been approved for listing on the New York Stock Exchange. Trading of the preferred securities on the New York Stock Exchange is expected to commence within 30 days after the initial delivery of the preferred securities. The representatives have advised us and the Trust that they intend to make a market in the preferred securities prior to commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the preferred securities.

    In order to meet one of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters have undertaken to sell preferred securities to a minimum of 400 beneficial holders.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the preferred securities is completed, rules of the SEC may limit the ability of the underwriters and any selling group members to bid for and purchase the preferred securities. As an exception to these rules, the underwriters are permitted to engage in some transactions that stabilize the price of the preferred securities. Those transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the preferred securities.

    If the underwriters create a short position in the preferred securities in connection with the offering, i.e., if they sell more preferred securities than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing preferred securities in the open market.

    The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the selling group members who sold those preferred securities as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    None of The St. Paul Companies, Inc., the Trust nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, none of The St. Paul Companies, Inc., the Trust nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters or their affiliates engage in transactions with, and, from time to time, have performed services for, us and our subsidiaries in the ordinary course of business.

VALIDITY OF SECURITIES

    Certain matters of Delaware law relating to St. Paul Capital Trust I and the preferred securities will be passed upon for St. Paul Capital Trust I and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. The validity of the junior subordinated debentures and the guarantee will be passed upon for us by Bruce A. Backberg, Esq., our Senior Vice President, and for the underwriters by Sullivan & Cromwell, New York, New York. Mr. Backberg may rely as to matters of New York law upon the opinion of Sullivan & Cromwell, and Sullivan & Cromwell may rely as to matters of Minnesota law upon the opinion of Mr. Backberg. Certain United States federal income tax matters will be passed upon for us by Sullivan & Cromwell. As of October 26, 2001, Mr. Backberg owned, directly and indirectly, 20,183 shares of our common stock, 422 shares of our Series B Convertible Preferred Stock and currently exercisable options to purchase 81,219 additional shares of our common stock. Sullivan & Cromwell regularly provide legal services to us.

EXPERTS

    Our consolidated financial statements and financial statement schedules I through V as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 which are included in or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000 and which have been incorporated by reference in this Registration Statement have been audited by KPMG LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. The financial statements and financial statement schedules referred to above are included in reliance upon such reports of KPMG LLP, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on the New York Stock Exchange under the symbol "SPC." You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

    No separate financial statements of the Trust have been included in this prospectus and no separate financial statements will be made publicly available in the future. We do not consider that such financial statements would be material to holders of the securities offered by this prospectus because:

  •
  the Trust is a newly-formed special purpose entity;

  •
  has no operating history or independent operations; and

  •
  is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures of The St. Paul Companies, Inc., issuing the capital and common securities and engaging in incidental activities.

    We do not expect that the Trust will file reports, proxy statements and other information under the Exchange Act with the SEC.

    This prospectus constitutes part of a registration statement on Form S-3 filed by us and the Trust with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and reference is made to the registration statement and to the exhibits relating to such registration statement for further information with respect to The St. Paul Companies, Inc. and the preferred securities. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under Item 9 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus and registration statement.

    We incorporate by reference the documents listed below and filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities that we have registered:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2000; and

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001; and

  •
  Our Current Reports on Form 8-K filed March 12, April 30, July 18, July 25, August 3, September 20 and October 15, 2001 (as amended on October 29, 2001); and

  •
  Our Proxy Statement for the Annual Meeting of Shareholders held on May 1, 2001.

    You may obtain a copy of our filings with the SEC at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  The St. Paul Companies, Inc.
  385 Washington Street,
  St. Paul, Minnesota 55102
  (651) 310-7911

    We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

    Some of the information presented or incorporated by reference in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements of current condition. These statements may be identified by such forward-looking terminology as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or similar statements or variations of such terms. Examples of these forward-looking statements include statements concerning: market and other conditions and their effect on future premiums, revenues, earnings, cash flow and investment income; price increases; improved loss experience; and expense savings resulting from the restructuring actions announced in recent years.

    In light of the risks and uncertainties inherent in future projections, many of which are beyond our control, actual results could differ materially from those in forward-looking statements. These statements should not be regarded as a representation that anticipated events will occur or that expected objectives will be achieved. Risks and uncertainties include, but are not limited to, the following: the outcome of the current review of our businesses and the execution of strategic initiatives resulting from such review, the direction of the economy, especially as it has been affected by recent developments, including the terrorist attack on September 11, 2001; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; competitive considerations, including the ability to implement price increases and possible actions by competitors; general economic conditions including changes in interest rates and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; changes in the demand for, pricing of, or supply of insurance or reinsurance; catastrophic events of unanticipated frequency or severity; loss of significant customers; judicial decisions and rulings; and various other matters. We undertake no obligation to release publicly the results of any future revisions we may make to forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

20,000,000 Securities

St. Paul Capital Trust I

7.60% Trust Preferred Securities (TRUPS®)

$25 liquidation amount
guaranteed to the extent set forth herein by
The St. Paul Companies, Inc.

PROSPECTUS

November 7, 2001

Salomon Smith Barney
Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
UBS Warburg

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by us in connection with the sale of the preferred securities being registered:

Registration fee	$143,750
Printing expenses	120,000
Rating agency fees	200,000
Legal fees and expenses	10,000
Accounting fees and expenses	40,000
NYSE filing fees	78,600
Trustee's fees and expenses	20,000
Miscellaneous	20,150

Total	$632,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The St. Paul is subject to Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or, in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    The Bylaws of The St. Paul provide that, subject to the limitations of the next sentence, it will indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys' fees and disbursements) incurred by him in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521. Notwithstanding the foregoing, The St. Paul will neither indemnify nor make advances under Section 302A.521 to any person who at the time of the occurrence or omission claimed to have given rise to the matter which is the subject of the proceeding only had an agency relationship to The St. Paul and was not at that time an officer, director or employee thereof unless such person and The St. Paul were at that time parties to a written contract for indemnification or advances with respect to such matter or unless the board specifically authorizes such indemnification or advances.

    The St. Paul has directors' and officers' liability insurance policies, with coverage of up to $200 million, subject to various deductibles and exclusions from coverage.

II–1

    The Declaration of Trust limits the liability of the Trust and certain other persons and provides for the indemnification by the Trust or us of the trustees, their officers, directors and employees and certain other persons.

    The form of Purchase Agreement filed as an exhibit hereto, and incorporated herein by reference, contains some provisions relating to the indemnification of our directors, officers and persons who control The St. Paul Companies, Inc. within the meaning of the Securities Act of 1933, against certain liabilities.

ITEM 16. EXHIBITS

    See Exhibit Index.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrants hereby undertake that:

       (i) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on the 13th day of November, 2001.

THE ST. PAUL COMPANIES, INC.
By:	/s/ BRUCE A. BACKBERG Bruce A. Backberg, Esq. Senior Vice President

    Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed below on November 13, 2001 by the following persons in the capacities indicated:

Signature	Title

/s/ JAY S. FISHMAN (Jay S. Fishman)	Chairman, President and Chief Executive Officer, (Principal Executive Officer)
/s/ THOMAS A. BRADLEY (Thomas A. Bradley)	Chief Financial Officer (Principal Financial Officer)
/s/ JOHN C. TREACY (John C. Treacy)	Vice President and Corporate Controller (Principal Accounting Officer)
* (H. Furlong Baldwin)	Member of the Board of Directors
* (Carolyn H. Byrd)	Member of the Board of Directors
* (John H. Dasburg)	Member of the Board of Directors
* (Janet M. Dolan)	Member of the Board of Directors
* (Kenneth M. Duberstein)	Member of the Board of Directors

II–3

* (Pierson M. Grieve)	Member of the Board of Directors
* (Thomas R. Hodgson)	Member of the Board of Directors
(David G. John)	Member of the Board of Directors
* (William H. Kling)	Member of the Board of Directors
* (Douglas W. Leatherdale)	Member of the Board of Directors
(Bruce K. MacLaury)	Member of the Board of Directors
* (Glen D. Nelson, M.D.)	Member of the Board of Directors
* (Gordon M. Sprenger)	Member of the Board of Directors
*By:	/s/ BRUCE A. BACKBERG Bruce A. Backberg Attorney-in-fact

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on the 13th day of November, 2001.

ST. PAUL CAPITAL TRUST I
By:	THE ST. PAUL COMPANIES, INC., as Sponsor
By:	/s/ BRUCE A. BACKBERG
Name:	Bruce A. Backberg, Esq.
Title:	Senior Vice President

II–4

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
1	Form of Underwriting Agreement.*
4.1	Form of Junior Subordinated Indenture, dated as of , 2001, between The St. Paul Companies, Inc. and The Chase Manhattan Bank, as Trustee.*
4.2	Form of Junior Subordinated Debenture (included in Exhibit 4.1).*
4.3	Certificate of Trust of St. Paul Capital Trust I.*
4.4	Declaration of Trust of St. Paul Capital Trust I.*
4.5
Form of Amended and Restated Declaration of Trust, dated as of , 2001 among the St. Paul Companies, Inc., as Sponsor and Debenture Issuer, Chase Manhattan Bank USA, National Association, as Delaware Trustee, The Chase Manhattan Bank, as Institutional Trustee, and the Regular Trustees named therein.*
4.6	Form of Preferred Security (included in Exhibit 4.5).*
4.7	Form of Common Security (included in Exhibit 4.5).*
4.8	Form of Preferred Securities Guarantee Agreement, dated as of , 2001 between The St. Paul Companies, Inc., as Guarantor and The Chase Manhattan Bank, as Guarantee Trustee.*
4.9	Form of Common Securities Guarantee Agreement, dated as of , 2001 between The St. Paul Companies, Inc., as Guarantor and The Chase Manhattan Bank, as Guarantee Trustee.*
5.1	Opinion of Bruce A. Backberg, Esq.*
5.2	Opinion of Richards, Layton & Finger, P.A.*
5.3	Opinion of Sullivan & Cromwell.*
8	Tax Opinion of Sullivan & Cromwell.*
12	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of KPMG LLP.
23.2	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1).*
23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).*
23.4	Consent of Sullivan & Cromwell (included in Exhibit 5.3).*
24	Power of Attorney.*
25.1	Form T-1 Statement of Eligibility for The Chase Manhattan Bank to act as trustee for the Preferred Securities of St. Paul Capital Trust I.*
25.2	Form T-1 Statement of Eligibility for The Chase Manhattan Bank to act as trustee for the Debentures of St. Paul Companies, Inc.*
25.3	Form T-1 Statement of Eligibility for The Chase Manhattan Bank to act as trustee for the Preferred Securities Guarantee Agreement.*

*
Previously filed

II–5